EXECUTION VERSION

SHARE PURCHASE AND TRANSFER AGREEMENT
DATED OCTOBER 23, 2015
between Global ASIC GmbH, ELBER GmbH, Freistaat Sachsen, and Integrated Device Technology Bermuda Ltd. and Integrated Device Technology, Inc. regarding all Shares in Zentrum Mikroelektronik Dresden AG

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CONTENTS
[NOT FORMAL PART OF THE NOTARIZATION]

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THIS AGREEMENT is made between:

(1)
Global ASIC GmbH, a limited liability company under German law (Gesellschaft mit beschränkter Haftung – GmbH) registered with the commercial register of the local court (Amtsgericht) of Dresden under registration number HRB 19543, with business address at Grenzstraße 28, 01109 Dresden, Germany (the Seller 1);

(2)
ELBER GmbH, a limited liability company under German law registered with the commercial register of the local court of Regensburg under registration number HRB 12769, with business address at Im Gewerbepark C 25, 93059 Regensburg, Germany (the Seller 2);

(3)	Freistaat Sachsen, represented by the Saxon State Ministry of Finance, Carolaplatz 1, 01097 Dresden, Germany (the Seller 3);
on the one hand (Seller 1, Seller 2 and Seller 3 each a Seller and collectively the Sellers), and

(4)	Integrated Device Technology Bermuda Ltd., a company under the laws of Bermuda with its business address at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda (the Purchaser);

(5)	Integrated Device Technology, Inc., a corporation under the laws of Delaware with its business address at 6024 Silver Creek Valley Road, San Jose, CA 95138 USA (the Purchaser’s Guarantor);
on the other hand (each of the Sellers, and the Purchaser and the Purchaser's Guarantor are hereinafter also collectively referred to as the Parties and each of them as a Party).
BACKGROUND:

(A)
Zentrum Mikroelektronik Dresden AG (the Company) is a German stock corporation (Aktiengesellschaft) with its legal seat in Dresden and registered with the commercial register of the local court (Amtsgericht) of Dresden under the registration number HRB 19166. The registered share capital (Grundkapital) of the Company amounts to EUR 15,750,000.00 and consists of 15,750,000 registered no-par-value shares (auf den Namen lautende Stückaktien) with a pro-rata amount in the entire registered share capital of each share (auf die einzelne Aktie entfallender anteiliger Betrag des Grundkapitals) of EUR 1. The shares in the Company are represented by a single global share certificate (the Share Certificate).

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(B)	The Sellers are the sole shareholders in the Company and each Seller holds the number of issued no-par-value shares in the Company set forth in the table below:

Seller	Number of Shares	Definition	Sum of nominal value of Shares in EUR
Seller 1	9,929,834	Seller 1 Shares	9,929,834.00
Seller 2	4,153,038	Seller 2 Shares	4,153,038.00
Seller 3	1,667,128	Seller 3 Shares	1,667,128.00
in total:			15,750,000.00

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The Seller 1 Shares, the Seller 2 Shares and the Seller 3 Shares are hereinafter referred to, collectively, as the Shares, whereas the Shares shall comprise any and all shares held by the Sellers in the Company, regardless of whether or not the number and pro-rata amount of such shares in the entire registered share capital and the aggregate amount of the registered share capital of the Company correspond to the details as outlined in this lit. (B). A copy of the current share register (Aktienregister) of the Company is attached hereto as Schedule (B) .

(C)
Seller 1 has granted to the Secured Bank a pledge over the Seller 1 Shares and assigned to the Secured Bank the dividend rights attached to the Seller 1 Shares as a collateral for Seller 1's payment obligations under a loan agreement (the Seller 1 Bank Loan) in an amount (including interest accrued thereon until October 20, 2015) of EUR 4,669,884.60 (in words: EUR four million sixhundredsixtynine thousand eighthundredeightyfour 60/100). The Seller 1 Bank Loan including any accrued interest (together the Seller 1 Bank Loan Amount) shall, subject to the terms and conditions of this Agreement, be repaid by Seller 1 to the Secured Bank and the Secured Bank shall release the pledge over the Seller 1 Shares and waive any and all rights under the advance assignment of dividend rights attached to the Seller 1 Shares upon Closing. The Seller 2 Shares and the Seller 3 Shares are not encumbered.

(D)
The Company is the direct or indirect shareholder of the entities listed (in each case with percentage and the number and nominal amount, if any, of such shareholding) in Schedule (D) (the Subsidiaries and each of them a Subsidiary). The Company and the Subsidiaries are hereinafter collectively referred to as the Group Companies and each of them as a Group Company.

(E)
The Company has granted to Seller 1 the loans listed in Schedule (E) (the Seller 1 Upstream Loans). The Seller 1 Upstream Loans shall, subject to the terms and conditions of this Agreement, be abrogated and the outstanding loan amounts including any accrued interest (together the Seller 1 Upstream Loan Amount) be repaid by Seller 1 to the Company upon Closing.

(F)
Each Seller wishes to sell and transfer its respective Shares to the Purchaser and the Purchaser wishes to purchase and acquire from each Seller the respective Seller’s Shares under the terms and conditions of this share purchase and transfer agreement (this Agreement).

(G)	The Purchaser's Guarantor wishes to ensure (sicherstellen) the full and punctual fulfilment of all obligations of the Purchaser arising out of or in connection with this Agreement.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions:
Accounts has the meaning set out in Clause 7.6(a).

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Affiliate means any affiliated company (verbundenes Unternehmen) in the meaning of Sections 15 et seqq. AktG, provided that, unless expressly provided otherwise, for the purpose of this Agreement, the Group Companies shall neither be deemed to be Affiliates of the Sellers nor of the Purchaser.
Agreement has the meaning set out in the Background under lit. (F).
AktG means the German Stock Corporation Act (Aktiengesetz).
Amendment, Assumption and Release Agreement has the meaning set out in Clause 11.3(a).
Assumed Change of Control Payments means the one-time payments (plus the employer’s share (Arbeitgeberanteil) of social security contributions (Sozialversicherungsbeiträge) or similar public security contributions under the laws of any jurisdiction thereon) to which the Beneficiaries will become entitled to under the Amendment, Assumption and Release Agreements including any Wage Taxes relating to such payments; such payment amount to be calculated on the basis of the EUR/USD exchange rate published by the German Central Bank as of one day prior to Signing Date (8:00 pm). For purposes of payment of the Total Purchase Price, the Assumed Change of Control Payments shall be calculated as described in the preceding sentence plus 5 % of the calculated amount and be notified by the Company to the Purchaser pursuant to Clause 3.3(a)(i)(B).
Beneficiaries means the employees and/or officers and directors (Mitglieder des Vorstands und Geschäftsführer) of the Group Companies listed in Schedule 1.1(a) that would have rights against the Company under the Incentive Agreements in the event of a consummation of the Closing.
BGB means the German Civil Code (Bürgerliches Gesetzbuch).
Business Day means any day on which banks are generally open for business to the public (Bankarbeitstage) in Frankfurt am Main, Germany.
Closing has the meaning set out in Clause 6.1.
CoCP Agent has the meaning set out in Clause 3.3(a)(iii).
CoCP Agent Account has the meaning set out in Clause 3.3(a)(iii).
CoCP Wage Taxes shall mean with regard to any Assumed Change of Control Payment and Non-Assumed Change of Control Payments to or for the benefit of the individual Beneficiaries, Wage Tax on such payment, including Wage Tax on third party wage payments (von einem Dritten gewährter Arbeitslohn). For purposes of payment of the Total Purchase Price, the aggregate amount of CoCP Wage Taxes determined pursuant to the preceding sentence shall be increased by 5 % of such amount and be notified by the Company to the Purchaser pursuant to Clause 3.3(a)(i)(C).
Closing Actions has the meaning set out in Clause 6.2(a).
Closing Condition has the meaning set out in Clause 5.1(a).

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Closing Date has the meaning set out in Clause 6.1.
Company has the meaning set out in the Background under lit. (A).
Company Account has the meaning set out in Clause 3.3(a)(i)(A).
Company IP Rights has the meaning set out in Clause 7.12(a).
Company Products means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of any Group Company and all products or services under development by any Group Company.
Company Registered IP Rights has the meaning set out in Clause 7.12(c).
Confidential Information has the meaning set out in Clause 13.2(a).
Corporate Documents has the meaning set out in Clause 7.3(b).
Data Room DVD has the meaning set out in the definition of Electronic Data Room.
De Minimis Amount has the meaning set out in Clause 8.7(a).
Effective Date has the meaning set out in Clause 2.2.
Electronic Data Room means any documentation and information provided in the electronic data room by astiga GmbH, Breitscheidstr. 65, 70176 Stuttgart, Germany until and including October 20, 2015, 4.00 pm (CET). The Electronic Data Room has been saved by astiga GmbH on three identical DVDs (each a Data Room DVD), (i) one of which has been handed over to the Purchaser, (ii) one of which has been handed over to Seller 1 and (iii) one of which will be set aside and stored with the acting notary for purposes of providing evidence for a period of five (5) years after the Closing Date in accordance with a joint instruction letter from the Parties (the Joint Instruction Letter) substantially in the form as attached as Schedule 1.1(b) .
Escrow Account has the meaning as set out in Clause 3.2.
Escrow Agent has the meaning set out in Clause 3.2.
Escrow Agreement has the meaning as set out in Clause 3.2.
Escrow Amount has the meaning set out in Clause 3.3(b)(v).
Exempt Claims has the meaning set out in Clause 8.8(a).
Failing Party has the meaning set out in Clause 9.6(a)
Fairly Disclosed means disclosed to the Purchaser or its ultimate parent company Integrated Device Technology, Inc. (i) in writing within this Agreement (including the Schedules thereto) or (ii) in the Electronic Data Room, each in a conspicuous way that would enable a reasonable professional purchaser given the nature and context of the disclosure to become aware of the nature of the possible implications of such disclosure on the Company.

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Governmental Entity means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental authority.
Group Company has the meaning set out in the Background under lit. (D).
HGB means the German Commercial Code (Handelsgesetzbuch).
IFRS means International Financial Reporting Standards as issued by the International Accounting Standards Board.
Incentive Agreements means the agreements entered into by the Company and the Beneficiaries with respect to the stock option programs, exit participation program and comparable incentive schemes of the Company listed in Schedule 1.1(c) .
Initial Shareholder Amount has the meaning set out in Clause 3.3(b)(vi).
Initial Purchase Price has the meaning set out in Clause 3.3(b)(vi).
Initial Seller 1 Purchase Price has the meaning set out in Clause 3.3(b)(vi).
Initial Seller 2 Purchase Price has the meaning set out in Clause 3.3(b)(vi).
Initial Seller 3 Purchase Price has the meaning set out in Clause 3.3(b)(vi).
Information Technology has the meaning set out in Clause 7.13.
Interim Period has the meaning set out in Clause 11.1.
IP Rights has the meaning set out in Clause 7.12(a).
Joint Instruction Letter has the meaning set out in the definition of Electronic Data Room.
Leakage has the meaning set out in Clause 7.5.
Legal Requirements means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity having the force of law.
Liability Cap has the meaning set out in Clause 8.8(a).
Liability Cap Tax has the meaning set out in Clause 9.6(d).
Material Adverse Effect means any specific, or series of related, events, matters or circumstances, which have had or with the lapse of time will reasonably be expected to have in the near future an enduring and material adverse effect (taking into account any claims for compensation or indemnification against third parties (including the Sellers) if and to the extent such claims have already been settled)

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on the assets or the revenue and profitability of the Group Companies taken as a whole and which, to the extent curable, had not been cured until the earlier of (i) the Targeted Closing Date or (ii) within twenty (20) Business Days upon receipt of a written notice of the Purchaser by the Sellers of the occurrence of a Material Adverse Effect, describing the facts and circumstances resulting in or constituting the Material Adverse Effect in reasonable detail, provided, however, that any of the following events, matters, circumstances or conditions or effects thereof shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a material adverse effect:

(i)	any event that results from conditions or any matter or circumstance affecting the global semiconductor industry generally;

(ii)
any event that results from conditions or any matter or circumstance affecting general worldwide or regional, political, social, economic, business, financing and/or capital market conditions (including, for the avoidance of doubt, currency change rates);

(iii)
the announcement of the Transaction or measures or actions taken, or failures to take action, by or with the approval of the Purchaser pursuant to Clause 11 or otherwise expressly agreed by the Purchaser in writing; or

(iv)	actions of the customers or suppliers of the Group Companies as a result of the Transaction; or

(v)	any event, matter or circumstance the basis of which is attributable to the Purchaser; or

(vi)	any event, matter or circumstance the basis of which has been Fairly Disclosed prior to the Signing Date.
Material Contract has the meaning set out in Clause 7.17(a).
Non-Assumed Change of Control Payments means the one-time payments (plus the employer’s share (Arbeitgeberanteil) of social security contributions (Sozialversicherungsbeiträge) or similar public security contributions under the laws of any jurisdiction thereon) under the Incentive Agreements to which those Beneficiaries are entitled who have not entered into an Amendment, Assumption and Release Agreement; such payment amount to be calculated on the basis of the EUR/USD exchange rates as provided for in Clause 3.1(a). For purposes of payment of the Total Purchase Price, the Non-Assumed Change of Control Payments shall be calculated as described in the preceding sentence plus 5 % of the calculated amount and be notified by the Company to the Purchaser pursuant to Clause 3.3(a)(i)(B).
Notice has the meaning set out in Clause 15.1.
Open Source Materials has the meaning set out in Clause 7.12(h).
Party or Parties has the meaning set out in the parties section of this Agreement.
Pension Schemes has the meaning set out in Clause 7.14(c).

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Permits has the meaning set out in Clause 7.10(a).
Permitted Pre-Signing Leakage has the meaning set out in Clause 7.5(c).
Pre-Effective Date Taxes has the meaning set out in Clause 9.2(a).
Pro Rata Share means, with respect to a particular Seller, the number of Shares held by such Seller relative to the total number of Shares.
Purchaser has the meaning set out in the parties section of this Agreement.
Purchaser’s Guarantor has the meaning set out in the parties section of this Agreement.
Real Estate has the meaning set out in Clause 7.11(a)
Related Party shall mean each Seller and persons related to the respective Seller (einem Verkäufer nahestehende Personen) within the meaning of Section 138 German Insolvency Code (Insolvenzordnung).
Related Party Agreements has the meaning set out in Clause 7.8(a).
Relevant Tax Proceedings has the meaning set out in Clause 9.5(a)
Secured Bank means WGZ Bank AG, Düsseldorf.
Secured Bank’s Account has the meaning set out in Clause 3.3(a)(ii).
Seller or Sellers has the meaning set out in the parties section of this Agreement.
Sellers’ Accounts has the meaning set out in Clause 4.3.
Sellers’ Breach has the meaning set out in Clause 8.2.
Sellers’ Guarantees has the meaning set out in Clause 7.1.
Sellers’ Knowledge means
(i)    the actual knowledge (positive Kenntnis) of the Sellers;

(ii)	the actual knowledge (positive Kenntnis) of Mr. Thilo von Selchow and Mr. Steffen Wollek; and

(iii)
the knowledge Mr. Thilo von Selchow and Mr. Steffen Wollek could have reasonably had after due inquiry prior to the date relevant for the respective Sellers’ Guarantee of Gordon Seidel (head of IT of the Group Companies), Annegret Weidauer (head of Legal of the Group Companies), Clemens Wasewitz (head of Accounting of the Group Companies), Daniel Aitken (head of Marketing of the Group Companies), Margrit Heinig (head of HR of the Group Companies); such due inquiry to be conducted applying the level of care of a prudent business person.

Sellers’ Period has the meaning set out in Clause 9.2(a).

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Seller 1 has the meaning set out in the parties section of this Agreement.
Seller 1 Account has the meaning set out in Clause 4.3(a).
Seller 1 Bank Loan has the meaning set out in the Background under lit. (C).
Seller 1 Bank Loan Amount has the meaning set out in the Background under lit. (C).
Seller 1 Upstream Loan Amount has the meaning as set out in the Background under lit. (E).
Seller 1 Upstream Loans has the meaning as set out in the Background under lit. (E).
Seller 1 Shares has the meaning set out in the Background under lit. (B).
Seller 2 has the meaning set out in the parties section of this Agreement.
Seller 2 Account has the meaning set out in Clause 4.3(b).
Seller 2 Shares has the meaning set out in the Background under lit. (B).
Seller 3 has the meaning set out in the parties section of this Agreement.
Seller 3 Account has the meaning set out in Clause 4.3(c).
Seller 3 Shares has the meaning set out in the Background under lit. (B).
Share Certificate has the meaning set out in the Background under lit. (A).
Shares has the meaning set out in the Background under lit. (B).
Signing Date means the date on which this Agreement is signed by all Parties.
Straddle Period has the meaning set out in Clause 9.2(a).
Subsidiary or Subsidiaries has the meaning set out in the Background under lit. (D).
Targeted Closing Date has the meaning set out in Clause 6.1.
Tax means any (i) tax (Steuern) within the meaning of Section 3 of the German Tax Code (Abgabenordnung – AO) or equivalent taxes under the laws of any other jurisdiction, (ii) social security contributions (Sozialversicherungsbeiträge) or similar public social security contributions under the laws of any jurisdiction, customs duties (Zölle) and any other public fees and charges (sonstige Gebühren und Abgaben), (iii) any taxes to be withheld or paid for the account of a third party (Steuerabzugsbeträge), such as (in particular, but not limited to) capital withholding or wage tax (Kapitalertrag- und Lohnsteuer) and any taxes imposed as a secondary liability (Steuerhaftungsbeträge), as well as (iv) any penalties or administrative fines for non-adequate and/or non-proper documentation of intra-group transactions and transfer prices, in each case (A) together with any ancillary charges (steuerliche Nebenleistungen) in the meaning of Section 3 para. 4 of the German Tax Code

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(Abgabenordnung – AO) (including any penalties and fines e.g. due to late or inadequate filing of a Tax Return, interest, late payment fees, costs or additions thereto) or equivalent ancillary charges under the laws of any other jurisdiction, and (B) irrespective whether imposed under the laws of Germany or any other jurisdiction by a Tax Authority, in any aforementioned case imposed by any Tax Authority or payable under any contractual arrangement, but excluding, in any aforementioned case, for the avoidance of doubt, deferred taxes and notional losses (such as reductions of loss carry forwards or future depreciation).
Tax Authority means any competent governmental authority or public body which charges, administers or collects Taxes.
Tax Benefit has the meaning set out in Clause 9.2(b)(vii).
Tax Guarantees has the meaning set out in Clause 9.1.
Tax Indemnification Claim has the meaning set out in Clause 9.2(a).
Tax Refund has the meaning set out in Clause 9.3(a).
Tax Return(s) means any return, declaration, report or notice in written form, relating to any Tax to be filed, including in each case any schedule or attachment thereto, and any amendment thereto.
Termination Agreement has the meaning set out in Clause 11.3(b)
Third-party Claim has the meaning set out in Clause 8.3(a).
Threshold has the meaning set out in Clause 8.7(a).
Total Purchase Price has the meaning set out in Clause 3.1(a).
Transaction(s) means all transactions contemplated by this Agreement.
Transaction Expenses means all third party fees and expenses in connection with this Agreement and the Transaction (including any fees and expenses of legal counsel and accountants, fees and expenses payable to financial advisors, investment bankers, consultants, brokers and other advisors of the Company, but excluding any employment related expenses), in each case including any applicable VAT, which have been incurred by a Group Company based on services ordered until and including the Closing Date.
UStG means the German Value Added Tax Act (Umsatzsteuergesetz).
VAT means value added tax (Umsatzsteuer).
Wage Tax shall mean any Tax, including the employer’s and the employee’s share (Arbeitgeber- und Arbeitnehmeranteil) of social security contributions (Sozialversicherungsbeiträge) or similar public security contributions under the laws of any jurisdiction, in each case on wages or other employment income or otherwise in connection with any employment.

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1.2
The definitions set out in Clause 1.1 apply throughout this Agreement, unless the contrary intention appears. Terms defined in the singular shall have the comparable meaning when used in the plural, and vice versa.

1.3
If there is any conflict or inconsistency between a term in the body of this Agreement and a term in any of the Schedules or any other document referred to or otherwise incorporated into this Agreement, the term in the body of this Agreement shall take precedence, unless the relevant Schedule or other document which is referred to or otherwise incorporated into this Agreement expressly provides that the term in it is to take precedence over the term in the body of this Agreement.

1.4	In this Agreement, unless the contrary intention appears, a reference to a Clause or Schedule is a reference to a Clause or Schedule of or to this Agreement. The Schedules form part of this Agreement.

1.5	The headings in this Agreement do not affect its interpretation.

1.6	In this Agreement, unless otherwise indicated:

(a)
words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to;

(b)	any reference to a time of day is to Frankfurt am Main, German time; and

(c)	the words including, includes and include shall be deemed to be followed by the words "without limitation".

(d)	Where a German translation has been added in parenthesis after an English word or phrase, only such German translation shall be decisive for the interpretation of the relevant English word or phrase.

(e)
References to any German legal term or concept shall, in relation to any jurisdiction other than Germany, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2.	SALE AND TRANSFER OF THE SHARES

2.1	Sale of the Shares

(a)	Seller 1 hereby sells and the Purchaser purchases, subject to the terms and conditions of this Agreement, the Seller 1 Shares.

(b)	Seller 2 hereby sells and the Purchaser purchases, subject to the terms and conditions of this Agreement, the Seller 2 Shares.

(c)	Seller 3 hereby sells and the Purchaser purchases, subject to the terms and conditions of this Agreement, the Seller 3 Shares.

2.2	Effective Date, Ancillary Rights

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The Shares are sold to the Purchaser with economic effect (mit wirtschaftlicher Wirkung) as of 1 January 2015, 0:00 hrs. (the Effective Date) with all rights and obligations pertaining thereto, including the right to receive all profits relating to the time after the Effective Date and all non-distributed profits relating to the time prior to the Effective Date.

2.3	Transfer and Assignment of the Shares and Share Certificate
Subject to satisfaction of the conditions precedent set forth in Clause 2.5 below

(a)
Seller 1 hereby transfers (übereignet) and assigns (tritt ab) with effect in rem the Seller 1 Shares, all membership rights and other rights pertaining to the Seller 1 Shares and ownership of Seller 1’s co-ownership share (Miteigentumsanteil) in the Share Certificate to the Purchaser who accepts such transfers and assignments;

(b)
Seller 2 hereby transfers and assigns with effect in rem the Seller 2 Shares, all membership rights and other rights pertaining to the Seller 2 Shares and ownership of Seller 2’s co-ownership share in the Share Certificate to the Purchaser who accepts such transfers and assignments; and

(c)
Seller 3 hereby transfers and assigns with effect in rem the Seller 3 Shares, all membership rights and other rights pertaining to the Seller 3 Shares and ownership of Seller 3’s co-ownership share in the Share Certificate to the Purchaser who accepts such transfers and assignments.

2.4	Safe Keeping and Delivery of Share Certificate

(a)
Subject to satisfaction of the conditions precedent set forth in Clause 2.5 below, the Sellers and the Purchaser hereby enter into a custody agreement pursuant to Section 688 BGB, according to which the Sellers take into custody (Verwahrung) the Share Certificate for the Purchaser without consideration.

(b)
The Sellers and the Purchaser agree that the aforementioned custody agreement constitutes a constructive possession relationship (Besitzmittlungsverhältnis) as defined in Sections 930 and 868 BGB, according to which the Sellers hold constructive possession for the Purchaser (it being understood that the Purchaser shall have indirect possession (mittelbarer Besitz) of the Share Certificate).

(c)
On the Closing Date, the Sellers shall, subject to satisfaction of the condition precedent set forth in Clause 2.5 below, deliver the Share Certificate, duly endorsed (indossiert), to the Purchaser pursuant to Clause 6.2(a)(v).

(d)	The custody agreement according to Clause 2.4(a) shall end upon the earlier of physical delivery of the Share Certificate to the Purchaser or the effective termination of this Agreement.

2.5	Condition Precedent
The transfers and assignments pursuant to Clause 2.3 are subject only to the conditions precedent (aufschiebende Bedingungen) of

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(f)	the aggregate amount of the Assumed Change of Control Payments (less the aggregate amount of related CoCP Wage Taxes) having been credited onto the CoCP Agent Account as set forth in Clause 3.3(b)(i);

(g)
the aggregate amount of the Non-Assumed Change of Control Payments (less the aggregate amount of related CoCP Wage Taxes) having been credited onto the Company Account as set forth in Clause 3.3(b)(ii);

(h)	the aggregate amount of CoCP Wage Taxes having been credited onto the Company Account as set forth in Clause 3.3(b)(iii);

(i)	the Transaction Expenses having been credited onto the Company Account as set forth in Clause 3.3(b)(iv);

(j)	the Escrow Amount having been credited onto the Escrow Account as set forth in Clause 3.3(b)(v);

(k)	the Initial Purchase Price having been credited onto the Sellers’ Accounts as set forth in Clause 3.3(b)(vi);

(l)	the Seller 1 Upstream Loan Amount having been credited onto the Company Account as set forth in Clause 3.3(b)(vii); and

(m)	the Seller 1 Bank Loan Amount having been credited onto the Secured Bank’s Account as set forth in Clause 3.3(b)(viii).

2.6	Share Register
Each of the Sellers hereby undertakes to cooperate with a view to the proper registration of the transfer of title in the Shares to the Purchaser in the Company’s share register pursuant to Clause 6.2(a)(vi).

2.7	Shareholder’s Consents

(a)
By notarized shareholders' resolution dated October 22, 2015, a copy of which is attached as Schedule 2.7(a), the shareholders' meeting of Seller 1 gave its consent to the sale and transfer of the Seller 1 Shares under this Agreement.

(b)
By written shareholders' resolution dated October 21, 2015, a copy of which is attached as Schedule 2.7(b), the shareholders' meeting of Seller 2 gave its consent to the sale and transfer of the Seller 2 Shares under this Agreement.

3.	PURCHASE PRICE

3.1	Total Purchase Price

(a)
The aggregate purchase price to be paid by the Purchaser to the Sellers for the Shares shall amount to the Euro amount equivalent to the amount of USD 310,000,000.00 (in words: US Dollar three hundredandten million) of which an amount of USD 60,000,000.00 (in words: US Dollar sixty million) has been converted into EUR 53,036,329.89 (in words: Euro fiftythree million thirtysixthousand three hundred twentynine and eightynine Cents) at the EUR/USD exchange rate published

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by the European Central Bank as of one day prior to the Signing Date (8:00 pm), and a remaining amount of USD 250,000,000.00 shall be converted at the EUR/USD exchange rate published by the European Central Bank as of one day prior to the Closing Date (8:00 pm) (such aggregate USD and Euro amount together the Total Purchase Price).

(b)	The Total Purchase Price shall be attributable (zugeordnet) to the Sellers according to each Seller’s Pro Rata Share and be paid by the Purchaser as set forth in Clause 3.3(b) below.

3.2	Escrow
Prior to the Targeted Closing Date, the Sellers and the Purchaser shall open with the acting notary (the Escrow Agent) an escrow account for the benefit of the Sellers and the Purchaser (the Escrow Account) into which the Purchaser shall pay the Escrow Amount as set forth in Clause 3.3(b)(v). The Escrow Amount shall serve as collateral for Purchaser with respect to claims of the Purchaser against the Sellers arising out of or in connection with this Agreement and in accordance with Clause 8.9 within a period of 24 months as from Closing Date. The terms and conditions regarding the Escrow Account shall be set forth in an agreement to be executed between the Sellers, the Purchaser and the Escrow Agent prior to the Targeted Closing Date substantially in the form as attached hereto as Schedule 3.2 (the Escrow Agreement).

3.3	Payment of Purchase Price

(e)	Five (5) Business Days prior to the Targeted Closing Date,

(i)	the Sellers shall procure that the Company with the consent of all Sellers notifies the Purchaser in writing of (in each case including the underlying calculations in detail)

(A)	the amount of the Seller 1 Upstream Loan Amount and the account details of the Company’s bank account into which the Seller 1 Upstream Loan Amount shall be paid (the Company Account);

(B)	the aggregate amount of the Assumed Change of Control Payments and the aggregate amount of the Non-Assumed Change of Control Payments;

(C)	the aggregate amount of Wage Taxes relating to (i) the aggregate amount of the Assumed Change of Control Payments and (ii) the aggregate amount of the Non-Assumed Change of Control Payments; and

(D)	the amount of the Transaction Expenses; and

(ii)
the Seller 1 shall procure that the Secured Bank notifies the Purchaser in writing of the amount of the Seller 1 Bank Loan Amount and the account details of the bank account into which the Seller 1 Bank Loan Amount shall be paid (the Secured Bank’s Account);

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(iii)
the Sellers shall notify the Purchaser in writing of the lawyer trust account (Rechtsanwalts-Anderkonto) of Anwaltskanzlei Lambsdorff Rechtsanwälte PartGmbB (local court (Amtsgericht) of Charlottenburg, register number PR 805 B) (the CoCP Agent) into which the Assumed Change of Control Payments notified by the Company pursuant to Clause 3.3(a)(i)(B) less the aggregate amount of the related CoCP Wage Taxes shall be paid (the CoCP Agent Account).

(f)	The Total Purchase Price shall become due and payable on the Targeted Closing Date. On the Targeted Closing Date the Purchaser shall pay

(i)
the aggregate amount of the Assumed Change of Control Payments notified by the Company pursuant to Clause 3.3(a)(i)(B) less the aggregate amount of the related CoCP Wage Taxes pursuant to Clause 3.3(b)(iii) to the CoCP Agent Account;

(ii)
on behalf of the Sellers and in discharge (in Erfüllung) of the Sellers' obligations to indemnify and hold harmless the Group Companies in accordance with Clause 11.4(a), the aggregate amount of the Non-Assumed Change of Control Payments notified by the Company pursuant to Clause 3.3(a)(i)(B) less the aggregate amount of the related CoCP Wage Taxes pursuant to Clause 3.3(b)(iii) to the Company Account;

(iii)
the aggregate amount of CoCP Wage Taxes, with respect to the portion attributable to the Non-Assumed Change of Control Payments on behalf of the Sellers and in discharge (in Erfüllung) of the Sellers’ obligations to indemnify and hold harmless the Group Companies in accordance with Clause 11.4(a) and with respect to the portion attributable to the Assumed Change of Control Payments on behalf of the Sellers and (a) in discharge (in Erfüllung) of the Sellers’ obligations to make payments with respect to Wage Taxes on behalf of the respective Beneficiaries to the Company under the respective Amendment, Assumption and Release Agreements respectively (b) as advance payment with respect to potential obligations of the Sellers to indemnify and hold harmless the Group Companies in accordance with Clause 11.4(a), to the Company Account;

(iv)
on behalf of the Sellers and in discharge (in Erfüllung) of the Sellers obligations to indemnify and hold harmless the Group Companies from any costs and expenses incurred as a result of the Transaction in accordance with Clause 11.4(c), the amount of the Transaction Expenses notified by the Company pursuant to Clause 3.3(a)(i)(D) (if any) into the Company Account;

(v)
an amount of EUR 17,678,776.63 (in words: Euro seventeen million sixhundredseventyeightthousand sevenhundred seventysix and sixtythree Cents) (USD 20,000,000.00 converted at the EUR/USD exchange rate published by the European Central Bank as of one day prior to the Signing Date (8:00 pm) into Euro) (such Euro amount the Escrow Amount) into the Escrow Account;

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(vi)	the balance between the Total Purchase Price and the items listed in no. (i) through (v) above (such balance the Initial Shareholder Amount) to the Sellers as follows:

To Seller 1 and into the Seller 1 Account an amount equal to the Initial Shareholder Amount
multiplied with	9,929,834
divided by	15,750,000
minus	the Seller 1 Upstream Loan Amount notified by the Company pursuant to Clause 3.3(a)(i)(A)
minus	the Seller 1 Bank Loan Amount notified by the Secured Bank pursuant to Clause 3.3(a)(ii)
(such amount the Initial Seller 1 Purchase Price);
To Seller 2 and into the Seller 2 Account an amount equal to the Initial Shareholder Amount
multiplied with	4,153,038
divided by	15,750,000
(such amount the Initial Seller 2 Purchase Price);
To Seller 3 and into the Seller 3 Account an amount equal to the Initial Shareholder Amount
multiplied with	1,667,128
divided by	15,750,000
(such amount the Initial Seller 3 Purchase Price).
The Initial Seller 1 Purchase Price, the Initial Seller 2 Purchase Price and the Initial Seller 3 Purchase Price are hereinafter referred to, collectively, as the Initial Purchase Price.

(vii)
on behalf of Seller 1 and in discharge (in Erfüllung) of Seller 1’s obligations under the Seller 1 Upstream Loans, the Seller 1 Upstream Loan Amount notified by the Company pursuant to Clause 3.3(a)(i)(A) into the Company Account; and

(viii)
on behalf of Seller 1 and in discharge (in Erfüllung) of Seller 1’s obligations under the Seller 1 Bank Loan, the Seller 1 Bank Loan Amount notified by the Secured Bank pursuant to Clause 3.3(a)(ii) into the Secured Bank’s Account.

(g)
If and to the extent it is ultimately determined that the CoCP Wage Taxes and/or the Non-Assumed Change of Control Payments have been overpaid by the Purchaser into Company, the Purchaser shall procure that the Company (i) informs the Sellers about such overpayment and the respective underlying calculations and (ii) pays out

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the overpaid amount to the Sellers (on a pro rata basis) and/or Beneficiaries, as the case may be, each as soon as reasonably practicable.

(h)
The Parties agree that the payments made by the Purchaser in accordance with Clause 3.3(b) shall fully discharge the Purchaser from its obligation to pay the Total Purchase Price and that neither the Purchaser nor any Group Company shall bear any responsibility with respect to the distribution of the Assumed Change of Control Payments to the individual Beneficiaries.

3.4	VAT
It is the Parties’ understanding that the sale and transfer of the Shares is either not subject to VAT (nicht steuerbar) or is exempt from VAT (umsatzsteuerfrei) and the Sellers declare that they will not waive any applicable VAT exemption, in particular pursuant to Section 9 para. 1 UStG. In case a Seller waives any applicable tax exemption (in particular, but not limited to pursuant to Section 9 para. 1 UStG) the applicable amount of VAT will not increase the Total Purchase Price, and the respective Seller will bear the finally assessed German VAT on the pro rata Total Purchase Price for the respective Seller's Shares.

4.	RULES FOR PAYMENT

4.1	Modes of Payment
Any payments shall be made by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed made only upon the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account.

4.2	Default
Any payments under this Agreement shall, if and to the extent not paid when due, bear interest from (and including) the due date, at a rate of eight hundred (800) basis points above the base interest rate (Basiszinssatz) according to Section 247 BGB.

4.3	Sellers’ Accounts
All payments owed by the Purchaser to the Sellers under this Agreement shall be paid into the following bank accounts (the Sellers’ Accounts) (or any other account nominated by the respective Seller to the Purchaser in writing at least three (3) Business Days prior to due date of such payment):

(n)	Payments owed to Seller 1 into the Seller 1 Account:

Account Holder:	Global ASIC GmbH
Bank:	Volksbank Dresden
SWIFT:	GENODEF1DRS
IBAN:	DE 43 8509 0000 3245 4210 00

(o)	Payments owed to Seller 2 into the Seller 2 Account:

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Account Holder:	ELBER GmbH
Bank:	Donner & Reuschel AG
SWIFT:	CH DB DE HH XXX
IBAN:	DE 38 2003 0300 0059 9190 01

(p)	Payments owed to Seller 3 into the Seller 3 Account:

Account Holder:	Freistaat Sachsen
Bank:	Bundesbank Leipzig
SWIFT:	MARKDEF1860
IBAN:	DE 17 8600 0000 0086 0015 15

4.4	No Set-Off; No Right of Retention
Any rights of the Parties to set-off and/or to withhold any payments due under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae (rechtskräftig festgestellt).

4.5	Calculation of Interest
Interest for any amounts due under or in connection with this Agreement shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

5.	CLOSING CONDITION

5.1	Closing Condition

(i)	The obligations of the Sellers and the Purchaser to perform the Closing Actions shall be subject to the satisfaction of the following condition (Bedingungen) (the Closing Condition):
The Secured Bank has irrevocably released its pledge over the Seller 1 Shares and waived any and all rights under the assignment of the dividend rights attached to the Seller 1 Shares by executing a letter addressed to the Seller 1 and the Purchaser and declared to deliver to the Purchaser on the Closing Date the original of the power of attorney granted to the Secured Bank by Seller 1, subject only to the condition precedent of receipt of the full Seller 1 Bank Loan Amount as set forth in Clause 3.3(b)(viii).

(j)	The Purchaser and the Sellers may, to the extent legally possible, jointly waive the Closing Condition.

5.2	Obligations with respect to Closing Condition

(q)	Seller 1 shall use reasonable best efforts to cause the Closing Condition to be satisfied as soon as possible.

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(r)	Seller 1 shall notify the others Sellers and the Purchaser in writing of the satisfaction of the Closing Condition or of the impossibility to satisfy the Closing Condition.

(s)
The Closing Condition is deemed satisfied once it has (i) occurred and such occurrence has been notified in writing by the Seller 1 to the other Sellers and the Purchaser or (ii) has been waived in accordance with Clause 5.1(b) or (iii) the Total Purchase Price has been paid by Purchaser in accordance with the provisions of this Agreement.

5.3	Consequences of Non-Satisfaction of Closing Condition

(a)
In the event that the Closing Condition is not satisfied or waived in accordance with this Agreement, within three (3) months after the Signing Date, the Purchaser may terminate this Agreement (zurücktreten) by giving written notice thereof to the Sellers, provided that the right of the Purchaser to terminate this Agreement pursuant to this Clause 5.3(a) shall cease (verfallen) upon the Closing Condition being satisfied. For the avoidance of doubt, the right of the Purchaser to seek, instead of exercising the termination right provided for hereunder, specific performance with respect to the satisfaction of the Closing Condition by the Sellers shall remain unaffected.

(b)	In the event of a termination of this Agreement (Rücktritt) in accordance with this Clause 5.3, the Parties shall have no claims and liability against each other except that

(i)
any liability of any Party for damages for breaches of any obligations under this Agreement committed prior to or on the date of termination or for damages for willful breach of any obligations under this Agreement shall remain unaffected;

(ii)	Clauses 11.4(c), 13, 14, 15 and 16 of this Agreement shall survive and remain in full force and effect also after such termination (Rücktritt).

5.4	Purchaser’s Additional Termination Rights, Break-Fee

(c)
The Purchaser may terminate this Agreement (zurücktreten) with immediate effect by giving written notice thereof to the Sellers prior to or on the Closing Date in the event that between the Signing Date and the Closing Date a Material Adverse Effect occurs.

(d)
In the event that after the Signing Date and before Closing Date (i) any Seller should enter into a legally binding agreement with one or more third parties regarding the sale and/or transfer of any Shares or a merger of the Company into a third party or any other transaction with comparable economic effect or (ii) the Company should enter into a legally binding Agreement with one or more third parties regarding the sale and or transfer of all (or substantially all) assets of the Company or any other transaction with comparable economic effect, the Purchaser may terminate this Agreement (zurücktreten) in whole or, at the choice of the Purchaser, in part with immediate effect by giving written notice thereof to the Sellers prior to or on the Closing Date. Each Seller violating the aforementioned obligation shall pay to the Purchaser, within five (5) Business Days after such termination (Rücktritt),

(i)	a break-up fee in the amount of 13% of his respective Pro Rata Share of the Total Purchase Price as a lump-sum compensation (pauschalierter

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Schadenersatz), which shall be credited against the Purchaser’s damage claims pursuant to Section 5.4(b)(ii), if any; and

(ii)
remain liable, regardless of any fault (verschuldensunabhängig), to Purchaser for any damages (within the meaning of Sections 249 et seqq. BGB) incurred by the Purchaser as a result of the non-occurrence of the Closing.

For the avoidance of doubt, a violation of the aforementioned obligation by a Seller shall in no event constitute a joint liability of the Sellers, but an individual liability only (Einzelschuldnerschaft).

6.	CLOSING

6.1	Closing Place and Date
The performance of the Closing Actions (the Closing) shall take place at the offices of Lambsdorff Rechtsanwälte, Oranienburger Straße 3, 10178 Berlin, Germany, at 11 am CET (i) on December 7, 2015, or (ii) at such other location, time or date as may be agreed between the Sellers and the Purchaser (the Targeted Closing Date). The day on which the Closing actually occurs shall hereinafter be referred to as the Closing Date.

6.2	Closing Actions

(c)
On the Targeted Closing Date, the Sellers (each to the extent a Closing Action relates to such Seller) and the Purchaser (as the case may be) shall take, or cause to be taken, the following actions concurrently (Zug um Zug) and in the following order (collectively the Closing Actions and each a Closing Action):

(i)	The Sellers shall deliver to the Purchaser duly executed Amendment, Assumption and Release Agreements to the extent available (reference is made to Clause 11.3(a));

(ii)	The Seller 1 shall deliver to the Purchaser the duly executed Termination Agreement;

(iii)	The Sellers shall deliver to the Purchaser duly executed resignation declarations of the members of the supervisory board (Aufsichtsrat) of the Company with effect as of the Closing Date;

(iv)	The Purchaser shall make the payments set forth in Clause 3.3(b);

(v)	The Sellers shall deliver to the Purchaser the properly endorsed (indossiert) Share Certificate;

(vi)	The Sellers shall deliver a copy of the updated share register of the Company stating that the Purchaser owns all Shares.

(d)	By way of signing a closing protocol in the form to be agreed among the Parties, the Sellers and the Purchaser shall confirm to each other that the Closing Condition has

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been fulfilled or waived, the Closing Actions have been performed in accordance with this Agreement and that the Closing has occurred.

6.3	Consequences of Non-Satisfaction of Closing Actions

(e)	In the event that the Closing Actions are not all satisfied or waived in accordance with this Agreement latest on the tenth (10th) Business Day after the Targeted Closing Date,

(i)
the Sellers jointly may terminate this Agreement (zurücktreten) with immediate effect by giving written notice thereof to the Purchaser, if the Purchaser does not perform the obligations concerning the Closing Actions under Clause 6.2(a)(iv); and

(ii)
the Purchaser may terminate this Agreement (zurücktreten) with immediate effect by giving written notice thereof to the Sellers, if a Seller does not perform its obligations concerning the Closing Actions under Clauses 6.2(a)(i) through 6.2(a)(iii), 6.2(a)(v), 6.2(a)(vi), provided that any right of a Party to terminate this Agreement pursuant to this Clause 6.3(a) shall cease (verfallen) upon the earlier of (i) the respective Closing Action(s), the non-satisfaction of which entitles the Party to such termination, being satisfied or duly waived, and (ii) the occurrence of the Closing. For the avoidance of doubt, the right of either Party to seek, instead of exercising the termination right provided for hereunder, specific performance with respect to the obligations to be satisfied by the other Party with respect to the relevant Closing Action shall remain unaffected.

(f)	In the event of a termination of this Agreement (Rücktritt) in accordance with this Clause, the provisions of Clause 5.3(b) shall apply mutatis mutandis.

7.	SELLERS’ GUARANTEES

7.1	Sellers’ Guarantees
Each Seller as an individual obligor (Teilschuldner) in accordance with Clause 16.2 hereby represents and warrants to the Purchaser limited to each Seller’s Pro Rata Share in the form of an independent guarantee in accordance with Section 311 BGB (selbstständiges Garantieversprechen) that the statements set forth in Clauses 7.2 through 7.19 (the Sellers’ Guarantees) are true and complete as of the Signing Date, unless any other date is explicitly provided for in this Agreement or the respective disclosure schedule; provided, however, that:

(e)	each of the Sellers' Guarantees set forth in Clauses 7.2 through 7.4 shall also be true and complete immediately prior to the Closing;

(f)	with regard to Clause 7.2 and Clause 7.3(g) each Seller only gives a guarantee in relation to itself, but not in relation to the respective other Sellers (Einzelschuldner) (cf. Clause 16.2);

(g)
with regard to Clause 7.4(b) through 7.4(d) each Seller only gives a guarantee in relation to the Shares held by such Seller itself (i.e. the Seller 1 only with respect to the Seller 1 Shares, the Seller 2 only with respect to the Seller 2

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Shares and the Seller 3 only with respect to the Seller 3 Shares) (Einzelschuldner) (cf. Clause 16.2);

(h)
the Sellers’ Guarantee under Clause 7.5 is only given by Seller 1 and Seller 2; Seller 1 is liable on a pro rata share of 70.51 % and Seller 2 is liable on a pro rata share of 29.49% (Teilschuldnerschaft);

(i)
any requirements and limitations set out in this Agreement and any provisions of this Agreement relating to the consequences of a breach of a Sellers' Guarantee, including the provisions and limitations set forth in Clauses 8.1 through 8.10, constitute an integral part of the Sellers’ Guarantees (Inhalt des Schuldverhältnisses/Bestandteil der Garantieerklärung) and they are solely provided on the basis of these requirements, limitations, and provisions; and

(j)
the Parties agree that no Sellers’ Guarantee shall be construed as a guarantee (Garantieerklärung) within the meaning of Sections 443 or 444 BGB and that the circumstances set out below are not quality features (Beschaffenheitsmerkmale) within the meaning of Section 443 para. 1 BGB. Therefore, should one or more of the statements set out below be incorrect, the remedies set forth in Clause 8 shall apply exclusively.

7.2	Capacity and Authorisation of the respective Seller

(g)	The respective Seller is duly organised and validly existing under the laws of Germany and has all requisite legal power to sell and transfer its respective Shares.

(h)
There is no lawsuit or official proceeding pending (rechtshängig) or, to the actual knowledge of the respective Seller, threatened in writing against the respective Seller before any court, arbitrator or governmental authority or other regulatory body which in any manner challenges or seeks to prevent, alter or materially delay the Transaction.

(i)	The statements made in Clause 7.3(f) with respect to the Company and the Subsidiaries apply mutatis mutandis to each Seller.

7.3	Legal Organisation of the Company and the Subsidiaries

(a)	The statements in the Background under lit. (A) regarding the Company are complete and correct. The Company has been duly incorporated and is validly existing under the laws of Germany.

(b)
Schedule 7.3(b) contains true and complete copies of the current articles of association as well as all shareholder, joint venture, consortium agreements or similar agreements, respectively, of, or with respect to, the Company or any of the Subsidiaries (the documents required to be disclosed in Schedule 7.3(b) the Corporate Documents). The Corporate Documents have not been amended by shareholder resolutions or otherwise and no side agreements thereto exist. There are no pending applications for registration (and no resolutions or other actions requiring such registration) in the commercial

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register or with any other competent authority in respect of the Company or any of the Subsidiaries that have not yet been registered.

(c)
The statements in the Background under lit. (D) regarding the Subsidiaries are complete and correct. The Subsidiaries have the legal forms indicated in Schedule (D) and are validly existing under the laws of their jurisdiction of incorporation.

(d)
At Closing and other than under the Incentive Agreements which have not been assumend by the Sellers at Closing pursuant to Amendment, Assumption and Release Agreements, no parties other than the Purchaser holds direct or indirect participations or interests of whatever kind in (or options, warrants or other convertible securities with respect to) the Company or any Subsidiary, and there are no claims of third parties with respect to such participations or interests. The Company or any Subsidiary are not a party to any agreement that grants any third party (including any of the Sellers) any rights similar to shareholder rights or with respect to the profits (or a portion thereof), including enterprise agreements (Unternehmensverträge) within the meaning of Sections 291 et seq. of the German Stock Corporation Act (AktG), silent partnership agreements (stille Beteiligungsverträge), loans with profit participation (partiarische Darlehen), participation rights (Genussrechte) or any other rights which grant a participation in the profits or liquidation proceeds (Liquidationserlös) of the Company and similar agreements except for those within the scope of Clause 7.14(a).

(e)
The Company does not hold directly or indirectly any interest or sub-participation in any business, company, partnership or other entity other than in the Subsidiaries except for those disclosed in Schedule 7.17(a).

(f)
No insolvency or similar proceedings have been opened (eröffnet durch das zuständige Gericht) and to the Sellers' Knowledge no application for the commencement of insolvency, reorganization, liquidation or similar proceedings (whether mandatory or voluntary) over the assets of the Company or any Subsidiary has been filed. Such filing is not required, nor are such proceedings pending or have been rejected on account of a lack of assets. The Company or any of the Subsidiaries did not enter into any moratorium agreement or similar agreement with its creditors. Neither the Company nor any of the Subsidiaries has stopped or suspended payment of its debts (Zahlungen eingestellt) or become unable to pay its debts (zahlungsunfähig) or has become insolvent (überschuldet) in Germany or in any other jurisdiction and no financial over-indebtedness (rechnerische Überschuldung) exists on a going concern basis. No assets of the Company or any Subsidiary have been seized or confiscated by or on behalf of any third party nor are any foreclosure, forfeiture, execution or enforcement proceedings pending with respect to the Company, a Subsidiary or its assets. To the Sellers' Knowledge there are no facts or events which may reasonably be expected to result in any proceedings, events or circumstances as referred to in this Clause.

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(g)
As of the Closing Date neither any Seller (as an individual obligor (Einzelschuldner)) nor any Related Party holds any claims against the Company or a Subsidiary resulting from loan or other credit facilities.

7.4	Ownership of the respective Shares and Capital Structure

(a)	The Shares constitute the entire issued share capital of the Company.

(b)
As of the Closing, the respective Seller is the sole owner of the respective Shares allocated to it pursuant to the table under Background lit. (B) (i.e. Seller 1 with respect to the Seller 1 Shares, Seller 2 with respect to the Seller 2 Shares and Seller 3 with respect to the Seller 3 Shares). The respective Shares are duly authorized, validly issued and the contributions thereon (Einlagen) are fully paid up. There are no obligations to make further contributions (keine Nachschusspflichten) on the Shares. All non-cash contributions (if any) have been made at values not exceeding the fair market value of such contribution.

(c)
With the performance of the Closing Actions the respective Seller’s Shares will not be pledged (verpfändet), attached (gepfändet) or otherwise encumbered (belastet) with any rights of third parties, and there are no pre-emptive rights, rights of first refusal, convertible, options (other than under the Incentive Agreements which have not been assumend by the Sellers at Closing pusuant to Amendment, Assumption and Release Agreements), or other rights of any third party to purchase, acquire or receive the respective Seller’s Shares or additional shares (in particular with respect to the authorised capital).

(d)
No Seller is bound by any agreement, including voting trust agreements (Stimmbindungsverträge) or sub-participation agreements (Unterbeteiligungsverträge), or any restriction or obligation relating to the exercise of any rights under the Shares.

7.5	No Leakage

(a)	Since the Effective Date through the Signing Date, no Leakage, other than Permitted Pre-Signing Leakage has occurred with respect to a Group Company. For purposes of this Agreement Leakage means

(iii)
the payment, resolution or declaration of any dividend or similar distributions by a Group Company or any form of hidden profit distribution by a Group Company to any Seller, Related Party or third party, including any withdrawals (Entnahmen);

(iv)	a reduction of the share capital or a redemption of the shares of a Group Company;

(v)	any transaction with or for the benefit of, or payment to or for the benefit of, any Related Party (including the grant of loans);

(vi)	any assumption or fulfillment by a Group Company of liabilities of any Related Party;

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(vii)	any waiver by a Group Company of a claim against any Related Party;

(viii)	the payment of any expenses in connection with the transactions contemplated by this Agreement for the benefit of any Related Party (except for the Transaction Expenses);

(ix)	any commitments for any of the items under (i) through (vi); and / or

(x)
any Tax becoming payable by any Group Company as a consequence of any of the matters referred to in lit. (i) through (vii) above and that would not have been payable if the respective matter had not occured.

(b)
For the avoidance of doubt, any payments to or transactions for the benefit of Seller 3 acting not in its function as shareholder but as governmental authority and/or state, including but not limited to payments and transactions under public law, shall not be treated as Leakage.

(c)	For purposes of this Agreement Permitted Pre-Signing Leakage shall mean

(i)	any transactions required of the Company or foreseen by this Agreement;

(ii)
the distribution to the Sellers of the Company´s 2014 profits in the amount of EUR 1,300,000; for the avoidance of doubt, such amount shall be a gross amount including any applicable withholding taxes to be withheld by the Company;

(iii)	any payment of Transaction Expenses;

(iv)
any payments, transaction and any agreement by the Group Companies within the ordinary course of business and at arm’s length (but not including any such payments, transaction and any agreement with Related Parties; except with Related Parties of Seller 3, if and to the extent made within the ordinary course of business and at arm’s length); and

in each case by or for the account of any Group Company.

7.6	Accounts

(a)
The Company has delivered to the Purchaser true and complete copies of the audited individual financial statements of the Company and the audited consolidated financial statements of the Group Companies (to the extent included and consolidated) for the fiscal year ending on December 31, 2014 (consisting of a balance sheet, a profit and loss statement, the attachment (Anhang) as well as the management report (Lagebericht)) (collectively, the Accounts), which are included as Schedule 7.6(a). The Accounts have been (i) prepared in accordance with HGB (individual financial statements) and IFRS (consolidated financial statements) consistent with past accounting practices of the Company, (ii) audited by the auditor, Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft pursuant to Section 317 HGB in accordance with the German principles on proper auditing established by the German Institute of Public Auditors (Deutsches Institut der Wirtschaftsprüfer – IDW), and (iii) issued with an unqualified auditor's opinion (uneingeschränkter

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Bestätigungsvermerk). The Accounts comply with the statutory requirements (entsprechen den gesetzlichen Vorschriften) and present a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage) and earnings positions (Ertragslage) of the Company and the Subsidiaries (to the extent included and consolidated) pursuant to Section 264 para. 2 HGB (ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) as of December 31, 2014. To the Sellers' Knowledge there are, as of the Signing Date, no facts that were already in existence at the time when the Accounts were prepared which would require a change of the Accounts if such facts had been known to the same extent at the time when the Accounts were prepared (wertaufhellende Tatsachen).

(b)
All books and records (including, without limitation, accounting and tax records) of the Company and the Subsidiaries have in all material respects been kept in accordance with applicable law and accurately reflect all material transactions that are required to be reflected therein pursuant to any applicable law and accounting principles. Such books and records are in the unrestricted possession of the Company respectively the relevant Subsidiary.

(c)
To the Sellers’ Knowledge, the Company and any Subsidiary has no liability (whether known or unknown, absolute or contingent), other than (i) liabilities reflected in the Accounts (including, for the avoidance of doubt, any liabilities reserved against in the Accounts), (ii) liabilities that are required to be disclosed in this Agreement under any other provision hereof and that are so disclosed.

7.7	Absence of Certain Changes
Since the Effective Date, the Company and each Subsidiary has conducted its business only in the ordinary course consistent with past practice and as a going concern and with the care of a prudent business man. In particular:

(a)
neither the Company nor any Subsidiary has made or entered into any contract or letter of intent with respect to any acquisition, sale or transfer of any asset of the Company or any Subsidiary (other than the sale or license of Company Products to its customers in the ordinary course of business consistent with past practices), and neither the Company nor any Subsidiary has made or entered into any contract or letter of intent to acquire, sell or transfer any asset having an individual value in excess of EUR 250,000 or assets having an aggregate value in excess of EUR 500,000;

(b)	neither the Company nor any Subsidiary has made any borrowings or incurred any other financial indebtedness in excess of EUR 500,000;

(c)
neither the Company nor any Subsidiary has made any payment to third parties, whether through the grant of loans or otherwise, that has been made outside the ordinary course of business consistent with past practice;

(d)	neither the Company nor any Subsidiary has delayed or otherwise deferred payments to its suppliers for goods and services purchased in deviation of past practice;

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(e)	neither the Company nor any Subsidiary has delayed or otherwise deferred any capital expenditures in deviation of past practice;

(f)
neither the Company nor any Subsidiary has increased or committed to increase the remuneration of any of its directors and officers (Mitglieder des Vorstands / Geschäftsführer) or employees outside the ordinary course of business or in excess of an amount of 5% of the respective gross salary and no other employment terms of any (including by any change in any severance agreement) of its directors and officers (Mitglieder des Vorstands / Geschäftsführer) or employees of the Company or any Subsidiary have been varied (either by way of amendment or the exercise of any discretion) in connection with or with a view to this Agreement or the transactions contemplated hereby or otherwise outside of the ordinary course of business, or not consistent with past practice;

(g)
neither the Company nor any Subsidiary have suffered any property damage, destruction or other casualty loss (whether or not covered by insurance) exceeding EUR 100,000 (individually or in the aggregate); and

(h)	there has been no material change in how the Company has maintained and prosecuted any Company Registered IP Rights.
The Company’s capital expenditure and working capital have been maintained on a normal level, consistent with the requirements of the business and no events have occurred or been revealed which have constituted, or may reasonably be expected to have constituted, individually or in the aggregate, a Material Adverse Effect.

7.8	Related Party Agreements

(a)
Except for the existing employment agreement of Mr. Thilo von Selchow with the Company dated 13 July 2010, to be replaced by the employment agreement dated 26/27 May 2015, and the existing employment agreement of Mr. Thilo von Selchow with ZMD America, Inc. dated 13 July 2010, to be replaced by the employment agreement dated 26/27 May 2015, Schedule (E) contains a true and complete list of all written and non-written agreements, arrangements and other legal relationships (i) between a Group Company and a Related Party, and/or (ii) to which a Group Company is a party and which are for the benefit of a Related Party (as third party beneficiary or otherwise), and/or (iii) to which any Related Party is a party and which are for the benefit of a Group Company (as third party beneficiary or otherwise) (the agreements, arrangements and legal relationships required to be disclosed under (i) through (iii) the Related Party Agreements).

(b)	True and complete copies of all written Related Party Agreements have been delivered to the Purchaser prior to the Signing Date and there are no non-written Related Party Agreements.

7.9	Litigation
There are no law suits, court actions, civil, criminal or administrative action, suit, investigation or other legal proceedings before a court, arbitration panel or

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administrative authority, in each individual case pending (rechtshängig), or threatened in writing against the Company or any Subsidiary involving an amount in dispute (Streitwert) exceeding EUR 100,000 except as disclosed in Schedule 7.9 and to the Sellers’ Knowledge, there are no facts which are likely to result in such proceedings.

7.10	Compliance and Subsidies

(a)
Except where the incorrectness of the following statement would not be reasonably expected to result in aggregate losses in excess of EUR 50,000 the Company and each Subsidiary hold all public and other consents, licenses, authorizations and permits required for its business as currently conducted (the Permits). The Permits are valid and have not been cancelled, revoked or restricted in any manner as of the Closing Date and, to the Sellers' Knowledge, there are no circumstances that may reasonably be expected to result in a cancellation, revocation or restriction of any Permit.

(b)
The business of the Company and each Subsidiary has been conducted in compliance in all material respects with all applicable laws, regulations, directives, binding guidelines or rules or orders of Governmental Authority, applicable in any jurisdiction and relating to any matter whatsoever and all Permits. The Company or any Subsidiary has in the last three years preceding the Signing Date not received a notice from any Governmental Authority of a violation of any applicable laws which has not been complied with.

(c)
Neither the Company nor any Subsidiary has applied for, been granted, received or used any public grants or subsidies during a period of five years prior to the Signing Date other as set forth in Schedule 7.10(c) or has in the last five years preceding the Signing Date received a notice concerning or otherwise learned about a (potential) violation of any terms or conditions of the public grants and subsidies.

7.11	Real Estate

(a)
Schedule 7.11(a) exclusively contains a list of all real estate leased by the Company and/or any Subsidiary (collectively, the Real Estate), listing all rent security deposits (Mietsicherheiten), name of the landlords, rental areas (Mietflächen), terms (Laufzeiten), extension options, amount of monthly net rent payments and rent reviews (Mietanpassungen). Either the Company or any Subsidiary, as applicable, has in the last 12 months prior to the Signing Date paid the rent and observed and performed all material covenants on the part of the tenant and the material conditions contained in the lease agreements related to any Real Estate leased by any such person. On the Signing Date there are no outstanding rent payments, service charges, rights of retention (Zurückbehaltungsrechte) or rights to set off (Aufrechnungen) regarding the Real Estate. As of the Signing Date the lease agreements regarding the Real Estate are neither subject to any notice of termination (written or otherwise) nor has such termination been threatened and to the Sellers' Knowledge there are no reasons which would justify a termination. The Real Estate leased by the Company and/or a Subsidiary is in a condition in accordance with the respective lease agreements and is suited for the Company and/or any Subsidiary to carry out their business. To the Sellers’

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Knowledge, the Real Estate does not have any material defects which may adversely affect the business of the Company or any Subsidiary in the future.

(b)
Neither the Company, nor any of its Subsidiaries holds any real property on the basis of freehold ownership (Eigentum) or other ownership rights in rem (dingliche Rechte) such as hereditary building rights (Erbbaurechte) or separate or condomininum ownership (Teil- oder Wohnungseigentum) and neither the Company, nor any of its Subsidiaries is beneficiary to any rights in rem in relation to real property whether registered or not and neither the Company, nor any of its Subsidiaries have committed to acquire real property or have, to the Sellers' Knowledge, incurred any environmental liability, including any obligation to remove, clear, or correct any environmental pollution, contamination or other environmental damage, or to compensate or pay fines for environmental pollution, contamination or other environmental damage.

7.12	Intellectual Property

(a)
IP Rights includes (i) intellectual property rights (including patents, utility models, registered and unregistered trademarks, business designations, copyrights, designs), (ii) applications for registration, and rights to apply for registration, of any of the foregoing rights and (iii) similar rights of protection (including software, data base rights, domain names, rights to inventions, trade secrets, know-how, manufacturing processes and techniques, formulae, research and development information and technology) existing anywhere in the world.

Company IP Rights are all IP Rights that are used in the course of the business of the Company or the Subsidiaries, including but not limited to employee inventions (Arbeitnehmererfindungen) and employee copyright exploitation rights (urheberrechtliche Nutzungsrechte von Arbeitnehmern) and semiconductor property rights (Halbleiterschutzrechte), as conducted on the Signing Date and the Closing Date, and all patents related to or derived in the course of the following funded projects:

(i)	State of Saxony - Digital Power Mgt IC (€1,767,462), Expected Completion: Jul 30, 2011;

(ii)	State of Saxony - Intelligent Battery Sensor (€1,473,718), Expected Completion: Jan 31, 2012;

(iii)	State of Saxony - High-Res Low-Power DAC (€1,049,726), Expected Completion: Apr 30, 2013;

(iv)	State of Saxony - Analog Topology Library -ILIAS (€765,734), Expected Completion: Jul 31, 2013;

(v)	State of Saxony - Environmental Sensors (€970,465) Expected Completion: Oct 31, 2014;

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(vi)
German Federal Ministry for Education and Research (Bundesministerium für Bildung und Forschung) - Continuous diagnosis capability in semi-conductor elements and superior systems for the analysis of permanent and sporadical electronic failures in the complete system automotive (Durchgängige DIagnosefähigkeit in Halbleiterbauelementen und übergeordneten Systemen zur ANAlyse von permanenten und sporadischen Elektronikausfällen im GEsamtsystem Automobil) (DIANA)

(vii)
German Federal Ministry for Education and Research (Bundesministerium für Bildung und Forschung) - technologies for energy efficient computing platforms (Technologien für Energieeffiziente Computing-Plattformen – CoolEnergy – )

(viii)
German Federal Ministry for Economics and Technology (Bundesministerium für Wirtschaft und Technologie) - Adaptive Sense – Adaptive controlling of decentral information and control technology systems (Adaptive Sense – Adaptive Steuerung verteilter IKT-Systeme)

(ix)
German Federal Ministry for Education and Research (Bundesministerium für Bildung und Forschung) - cable-less sensors for structure monitoring (Kabellose Sensoren für die Strukturüberwachung) (CoolSensornet) Project part (Teilvorhaben): cable-less low-power sensor-RF-ICs for integration in energy self-sufficient applications (Kabellose low-power Sensor-RF-ICs zur Integration in energieautarken Anwendungen)

(x)
German Federal Ministry for Education and Research (Bundesministerium für Bildung und Forschung) - OptiNum-Grid – optimization of technical systems and scientific methods by means of numerical simulations in the grid (OptiNum-Grid: Optimierung technischer Systeme und naturwissenschaftlicher Modelle mit Hilfe numerischer Simulationen im Grid)

(xi)
German Federal Ministry for Education and Research (Bundesministerium für Bildung und Forschung) - synthesis supported design of analogue circuits (Syntheseunterstützter Entwurf analoger Schaltungen (SYENA)

(xii)
German Federal Ministry for Education and Research (Bundesministerium für Bildung und Forschung) - Design of electronic automotive systems from tolerance affected assemblies (Entwurf von elektronischen Automobil-Systemen aus toleranzbehafteten Baugruppen)

(xiii)
German Federal Ministry for Education and Research (Bundesministerium für Bildung und Forschung) - Continual measuring and analysis system for vital parameters – KONMEVIT (Kontinuierliches Mess- und Auswertesystem für Vitalparameter - KONMEVIT)

(xiv)
German Federal Ministry for Education and Research (Bundesministerium für Bildung und Forschung) - fast-realtime; TP9: Standard-Low-Noise-Sensor-Interface and design of a communication network for low-latent transmission technology with high signal technological security (fast-realtime; TP9: Standard-Low-Noise-Sensor-Interface sowie Entwurf eines

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Kommunikationsnetzwerks für niedriglatente Funktechnologie mit hoher signaltechnischer Sicherheit)

(b)
All Company IP Rights are either legally and beneficially owned by the Company or a Subsidiary or lawfully used with the consent of the owner under a licence. To the extent that the Company or any Subsidiary was or is obliged to pay any remuneration for the assignment of any IP Rights or the grants of any rights of use in such IP Rights such payments have been duly effected and no payment obligations are currently outstanding.

(c)
Schedule 7.12(c) lists all Company IP Rights owned (fully or partially) by the Company or a Subsidiary which are registered or the subject of application for registration, including the relevant jurisdiction (the Company Registered IP Rights). All maintenance, renewal and other fees which are due and steps which are required for the maintenance and protection of the Company Registered IP Rights have been paid and taken.

(d)
Schedule 7.12(d) lists all contracts granting licenses for the lawful use by the Company and its Subsidiaries of Company IP Rights (except for off-the-shelf software) owned by a third party, which Company IP Rights are incorporated into or used for the Company’s or its Subsidiaries’ products or services. There is no material breach of any such Contract by the Company or any Subsidiary and none of these Contracts has been terminated nor are there, to the Sellers' Knowledge, any circumstances which would make any such breach or termination reasonably likely in the future, in particular, the consummation of the transactions contemplated under this Agreement will not constitute a breach, give either party a right of termination, modify the scope of license, result in additional payments or consideration, or otherwise materially alter the terms of such Contract.

(e)
All Company IP Rights are legally free and clear from encumbrances (Belastungen) (excluding restrictions contained in the applicable license agreements for Company IP Rights licensed from third parties) and there are no circumstances, in particular not the consummation of the transactions contemplated under this Agreement, which are likely to result in any encumbrance. To the Sellers’ Knowledge, none of the Company IP Rights has been challenged, infringed or misused by any third party.

(f)
Neither the Company nor or a Subsidiary have received any written notice of any infringement by the Company or a Subsidiary of any third party IP Rights, and neither the Company nor a Subsidiary are involved in any ongoing infringement proceedings relating to IP Rights, and, to the Sellers’ Knowledge, there are no circumstances which would constitute an infringement by the Company or a Subsidiary of any third party IP Rights, be it by the Company’s or its Subsidiaries’ products or services or by the Company’s or a Subsidiary’s acts or behaviour.

(g)
Schedule 7.12(g) lists all licences and sub-licenses which have been granted by the Company or a Subsidiary for the Company IP Rights, including whether such licenses are exclusive or sub-licensable. There is no breach of such

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licences by the Company or a Subsidiary or, to the Sellers’ Knowledge, by a third party.

(h)
Schedule 7.12(h) lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (the Open Source Materials) necessary to continue the business of the Company or any Subsidiary as currently conducted. Neither the Company nor any Subsidiary has used Open Source Materials in a manner that creates any material encumbrance (Belastung) or material restriction on the Company’s use of other Company-Owned IP Rights, including any obligation to disclose material parts of Company software in source code form or make material parts of Company software available at no charge.

(i)	The Company IP Rights owned by any of the Group Companies are not subject to judgments, orders or decrees or any pending proceedings for opposition, cancellation, revocation or rectification.

(j)
To the Sellers' Knowledge, neither any of the Sellers nor the Company or a Subsidiary have disclosed any Company software source code (customary source code escrow agreements are excepted) or confidential manufacturing specifications or designs to a third party. The Company and its Subsidiaries have no obligations to do so (except for obligations under customary source code escrow agreements).

(k)
Each Group Company has taken appropriate measures to protect its know-how (including through confidentiality obligations in the employment agreements). To the Sellers´ Knowledge no know-how and Company IP Rights (where the value of such Company IP Right is contingent upon maintaining the confidentiality thereof) relating to and of importance for the business of any of the Group Companies has been disclosed or permitted to be disclosed to any third party (except in the ordinary course of business under a binding confidentiality agreement), and to the Sellers´ Knowledge no Group Company has undertaken to disclose to any third party any such know-how or such Company IP Right. No such confidentiality agreement has been breached to the Sellers' Knowledge by the other party thereto.

7.13	Information Technology
To the Sellers´ Knowledge any computer hardware, software, firmware, networks and other information technology used to carry on any of the business operations of the Company and of the Subsidiaries (the Information Technology) is either owned or validly leased or licensed to the respective Company or Subsidiary for a period of at least twelve (12) months starting on the Signing Date. To the Sellers´ Knowledge, in the last twelve (12) months prior to the Signing Date there have been no interruptions, outages or data loss in the respective business of the Company and of the Subsidiaries which have had not only an insignificant adverse effect on such business, and to the

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Seller's Knowledge there are no defects in the Information Technology which are likely to have such effect.

7.14	Employee Matters

(a)
Schedule 7.14(a) sets forth a true, correct, complete and anonymous list of all employees, (Arbeitnehmer) freelancers and consultants employed as well as members of the management board (Vorstand / Geschäftsführung) and employees that are subject to special protection against dismissal such as employees on parental leave, handicapped employees etc. of the Company and each Subsidiary. Such list correctly states for each employee and member of a management board (as applicable) the department, function/position, date of birth, start of employment, fixed monthly gross salary and other material entitlement, unless and to the extent it is legally prohibited to disclose such data under applicable mandatory data protection law. As of Signing Date, unless otherwise disclosed in Schedule 7.14(a), no notice of termination of the employment of any employee has been given nor does any Group Company or, to Sellers’ Knowledge, any employee intend to terminate such employment. Neither any Group Company nor, to Sellers’ Knowledge, any employee is in material breach of the terms of employment.

(b)
Schedule 7.14(b) sets forth a correct and complete list of all agreements with unions, workers councils, other employee representatives or standard practices (betriebliche Übung) (including, without limitation, collective bargaining agreements (Tarifverträge), shop agreements (Betriebsvereinbarungen), social plans (Sozialpläne), conciliations of interests (Interessenausgleich)) and similar collective agreements by which any Group Company is bound. All these agreements have been duly disclosed to the Purchaser.

(c)
Except as set forth in Schedule 7.14(c) as of the Signing Date, no pension commitments (whether vested or non-vested) or schemes of any kind (including retirement and early-retirement payments, disablement pensions, pensions for surviving dependents to any current or former directors, officers or employees) exist for former or existing directors, officers or employees of any Group Company or their respective dependents (the Pension Schemes). All Pension Schemes comply with applicable law in all material respects and have in all material respects been operated in accordance with their terms, and all contributions and other payments due under the Pension Schemes have been timely paid.

(d)
At the Closing Date, with the exception of the Incentive Agreements existing on the Signing Date, no profit sharing schemes (including share options, phantom stocks, profit participating schemes or similar schemes of any kind) or loans granted exist for former or existing directors, officers or employees of any of the Group Companies. True and complete copies of the Incentive Agreement are available at the Company as of the Closing Date.

(e)
At the latest as from the completion of the transfer of the Shares to the Purchaser no Group Company has granted or promised to any director, officer or employee of the Group Companies any payment or benefit which will

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become payable or arise as a result of the Transactions. No employment terms of any employee of any of the Group Companies have been varied (either by way of amendment or the exercise of any discretion) in connection with or with a view to the Transactions otherwise outside of the ordinary course of business, consistent with past practice.

(f)
Unless otherwise provided in Clause 7.9 there is at the Signing Date, and since at least January 1, 2013 has been, no court proceeding with any labor union, works council or other collective employee representative body.

7.15	Insurance and Insurance Reporting Requirements
The Company and the Subsidiaries have taken out for their own benefit policies of insurance as set forth in Schedule 7.15, which contains a true and complete list of all insurance policies relating to the assets, business or operations of the Group Companies, indicating the contract parties, the insured risk, the insurance coverage and whether or not the insurance policy will terminate or may be terminated by the insurer as a result of the Transactions. Each of the Group Companies has all insurance coverage in place that is required under any contracts to which a Group Company is a party. True and complete copies of the insurance policies required to be listed in Schedule 7.15 have been made available to Purchaser prior to the Signing Date. All insurance policies required to be listed in Schedule 7.15 are in full force and effect. All insurance premiums due thereon have been paid in full when due and, to the Sellers´ Knowledge, each of the Group Companies is in compliance with all terms and conditions of such insurance policies. No notice of cancellation or termination of any insurance policy has been received by any Group Company or to the Sellers' Knowledge issued. With the exception of the cases listed in Schedule 7.15 since 1 January 2013 there has been no insurance claim (Versicherungsfall) made by any of the Group Companies. There are (or were during such period) no claims by any Group Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. No Group Company has received any written notice from any insurer that the insurance premiums under any policy will be substantially increased (other than normal increases in the ordinary course) or the insurance coverage be materially modified.

7.16	Finders' Fees
No Group Company has any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement and the consummation of Transactions.

7.17	Material Contracts

(a)
Except for the contracts specifically identified in Schedule 7.17(a), neither the Company nor any Subsidiary is a party to or bound by any of the following written contracts, other than contracts which have already been fully performed (vollständig erfüllt) in relation to the main obligations (Hauptleistungspflichten) by all parties thereto (each, a Material Contract):

(i)	agreements relating to the acquisition or sale of interests in other companies, businesses or real estate;

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(ii)
any distributor, original equipment manufacturer, reseller, sales, advertising, agency or manufacturer’s representative contract involving in the case of any such contract a minimum annual payment obligation of the Company or any Subsidiary in excess of EUR 100,000;

(iii)	agreements that require shareholder or supervisory board approval under applicable law or the rules of procedure of any Group Company;

(iv)
any contract for the purchase, sale or license of materials, supplies, equipment, services, software, IP Rights or other assets involving in the case of any such contract a consideration of more than EUR 100,000 over the life of the contract;

(v)
any mortgage, promissory note, factoring agreement, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with IFRS and all other agreements for the incurrence of any long term or short term financial indebtedness and obligations (and incurrence of any obligation to that effect);

(vi)
rental- or lease agreements relating to fixed or current assets and real property and any contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in the case of any such contract a minimum annual payment obligation or claim of the respective Group Company in excess of EUR 100,000;

(vii)	agreements providing for the purchase or sale of fixed assets with a value of EUR 100,000 or more;

(viii)
any guarantees, suretyships (Bürgschaften), letters of comfort (Patronatserklärungen), indemnification obligations (Freistellungsverpflichtungen), assumption of debt (Schuldübernahme), or any similar commitment with respect to, the liabilities or indebtedness of another Group Company or any third party;

(ix)
(A) any joint venture contract, partnership- or shareholder agreement, (B) any contract that involves a sharing of revenues, profits, cash flows, expenses or losses with another Group Company or any third party or (C) any contract that involves the payment of royalties to another Group Company or any third party in excess of EUR 100,000 per annum;

(x)	agreements that limit or purport to limit the freedom of any Group Company to compete in any line of business, with any third party, in any geographic area or during any period of time;

(xi)
agreements which provide for any of the following in connection with any change of control of any Group Company: (a) any consent requirement, (b) the termination or modification of the agreement or a right of the other party to terminate, modify or renegotiate the agreement, (c) any option or similar

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right of the other party or (d) any other disadvantage for any Group Company, including any acceleration of any payment to, or right of, any third party;

(xii)	any in-license agreement or out-license agreements with third parties;

(xiii)	agreements with sales representatives (Handelsvertreter), distributors (Eigenhändler), commission agents (Kommissionäre) and other sales representatives or consultancy agreements;

(xiv)	agreements or commitments not made in the ordinary course of business; and

(xv)	any other agreements providing for a minimum annual payment obligation or claim of the respective Group Company in excess of EUR 100,000.

(b)
True and complete copies of all Material Contracts have been delivered to the Purchaser prior to the Signing Date. All Material Contracts are in full force and effect (and to the Sellers' Knowledge comply with applicable law and regulation and all conditions precedent provided for their effectiveness have been satisfied). No notice of termination has been received by any Group Company with respect to any Material Contract, and, except as disclosed in Schedule 7.17(a), none of the other parties to any Material Agreement has indicated to a Seller or any Group Company that it intends to terminate a Material Contract or terminate or reduce its business dealings with any Group Company. Neither any Group Company nor, to Sellers’ Knowledge, any other party to any Material Contract is in default or breach under any such agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute a breach or default under, or result in the termination or modification of, any Material Contract.

7.18	Assets

(a)
Each Group Company is the beneficial owner of all (fixed and current) assets which are reflected in the Accounts (except for assets which have been disposed of in the ordinary course of business since the relevant balance sheet date). Except (i) for customary retentions of title and (ii) as set forth in Schedule 7.18(a) such assets are free and clear of any liens, encumbrances or rights of third parties.

(b)
Except for customary retentions of title, the Group Companies have good title to, or valid leasehold interests or licenses in, and have fully available, all assets (whether real, personal, tangible or intangible) required by them in order to carry on their businesses as currently conducted.

(c)	All trade accounts receivable of the Group Companies reflected in the Accounts have arisen from sales or services made in the ordinary course of business, consistent with past practice.

7.19	Disclosure
No document or other information provided by the Sellers or any Group Company to the Purchaser (in the Electronic Data Room or otherwise) is misleading and no

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document or other information has been omitted to be provided in the Electronic Data Room which a prudent businessman could have reasonably expected to be provided in view of the Transaction.

7.20	Due Inquiry
The Purchaser acknowledges that the Seller 2 and Seller 3 have not independently examined or verified the underlying facts, matters, circumstances or statements made in such Sellers' Guarantees, except to the extent they relate to such respective Seller, and that nothing in this Agreement shall imply a duty of Seller 2 and Seller 3 to make specific or other inquiries or searches of whatever nature, and that the lack of such examinations or verifications of Seller 2 and Seller 3 shall, as such, in no event be regarded as acting in a fraudulent manner (keine Arglist aufgrund Angaben ins Blaue hinein aufgrund unterbliebener Untersuchungen oder Überprüfungen der Verkäufer).

8.	REMEDIES AND LIMITATIONS OF LIABILITY

8.1	Exhaustive Provisions
Except for mandatory law requiring otherwise, in particular Sections 123 and 276 para. 3 BGB, and except as otherwise expressly provided in this Agreement: (a) the provisions set forth in this Clause 8 shall apply instead and to the exclusion of any and all remedies that would otherwise be available to the Purchaser under statutory law in the event of any breach of the Sellers’ Guarantees or, if explicitly referred thereto, any breach or non-fulfilment of any other obligation, covenant or undertaking of the Sellers arising from or relating to this Agreement; and (b) any further liability of the Sellers, their Affiliates and their representatives, employees, directors, agents, officers or advisers and any differing or further rights or claims of the Purchaser other than explicitly provided for in this Agreement, irrespective of their nature or legal basis, are hereby expressly excluded and waived, including any right to rescind (anfechten) or to withdraw (zurücktreten) from this Agreement or to require on whatever legal basis the winding up of the Transactions (Rückabwicklung des Vertrages gleich auf welcher Rechtsgrundlage, z.B. aufgrund großen Schadensersatzes/Schadensersatzes statt der Leistung), to claim remediation (Nacherfüllung), to reduce (mindern) the Purchase Price payable under this Agreement and/or to claim damages (Schadensersatz) or reimbursement of frustrated expenditure (Ersatz vergeblicher Aufwendungen). The foregoing shall apply in particular, without limitation, to any rights and claims arising from or in connection with (i) defects in quality or title (Sach- oder Rechtsmängel) pursuant to Sections 437 to 441 BGB, (ii) incorrectness of any of the Sellers’ Guarantees or other guarantees, warranties, indemnities or similar undertakings, (iii) breach of any contractual or pre-contractual obligation (culpa in contrahendo), including claims pursuant to Sections 241 para. 2, 311 para. 2 and para. 3 BGB or ancillary obligations (Nebenpflichten) including claims pursuant to Section 280 BGB, (iv) tort, (v) interference with the contractual basis pursuant to Section 313 BGB (Störung der Geschäftsgrundlage). Reference is made to Clause 8.8(b).

8.2	Scope of Remedies
In the event of any breach or non-fulfilment by any Seller of a Sellers’ Guarantee pursuant to Clause 7 or a breach or non-fulfilment of any other obligation, covenant

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or undertaking of the Sellers arising from or in connection with this Agreement other than those set forth in Clause 9 (Tax) for which the provisions contained in Clause 9 (Tax) shall apply (each a Sellers’ Breach), the Sellers shall put the Purchaser or, at the Purchaser’s election, the relevant Group Company, into the position it would have been in had the Sellers' Breach not occurred (Naturalrestitution). If and to the extent such remediation in kind (Naturalrestitution) (a) has not been effected by the Sellers within a period of thirty (30) Business Days after the receipt of a Breach Notice, (b) is impossible, or (c) is refused in writing by the Sellers, then the Purchaser shall be entitled to request from the Sellers compensation in cash (Schadenersatz in Geld) for any losses incurred by the Purchaser or any Group Company, provided, however, that such losses shall be determined by using the legal principles of calculation of damages, mitigation of damages and off-setting of losses by advantages (Schadensberechnung, Schadensminderung, Vorteilsausgleich) pursuant to Sections 249 et seq. BGB. Losses shall, however, not include any internal administration and overhead costs. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be liable for a failure of the Company to achieve future profits or other financial figures anticipated by Purchaser when entering into this Transaction, and any arguments that the Total Purchase Price was calculated upon incorrect assumptions shall be explicitly excluded, except in the case of fraud (Arglist) or intentional misrepresentation.

8.3	Notification of Sellers; Third-party Claim Procedure

(e)
In the event of an actual or potential breach of a Sellers' Guarantee, the Purchaser shall, as soon as reasonably possible and in no event later than twenty (20) Business Days following the discovery of such facts and circumstances, notify the Sellers of such alleged breach in writing, describing the potential claim in reasonable detail and, to the extent practical, state the estimated amount of such claim and give the Seller the opportunity to remedy the breach within the period of time indicated in Clause 8.2. In the event that in connection with an actual or alleged breach of a Sellers' Guarantee any claim or demand of a third party, including the threatening of measures by authorities is asserted against the Purchaser or a Group Company (each a Third-party Claim), the Purchaser shall

(i)	make available to the Sellers a copy of the Third-party Claim or demand and of all time-sensitive documents and provide all information reasonably required to investigate it, and

(ii)
give the respective Seller reasonable opportunity to comment or discuss with the Purchaser any measures which the respective Seller proposes to take or omit against such claim. The Purchaser shall have the right to defend the claim by all appropriate proceedings, but must not admit any liability without the prior consent of the respective Seller (not to be unreasonably withheld).

In particular, the Purchaser shall be entitled to

(iii)	lead all negotiations and correspondence with the third party,

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(iv)	appoint and instruct legal counsel to act for and on behalf of the Company or any of the Subsidiaries, provided that Purchaser shall consult with the respective Seller in good faith about any such measures, and any decision about litigating or settling the claim, or about mitigating the damage occurring shall be preceded by good faith discussions with the respective Seller, with the Purchaser having due regard to the concerns of the respective Seller.

(f)
The Purchaser undertakes not to, and to cause any of the Group Companies not to settle a claim or permit any such acknowledgement or settlement without the respective Seller’s prior written consent (such consent not to be unreasonably withheld) to the extent that such claims may result in a liability of the respective Seller under this Agreement. The Purchaser undertakes to, and to cause, if applicable, any of the Group Companies to reasonably cooperate with the respective Seller in the defence of any third party claim, provide the respective Seller and its representatives (including, for the avoidance of doubt, its advisors) during normal business hours and after reasonable advance notice with access to all relevant business records and documents of the Group Companies. To the extent it turns out that a Seller is in breach of a Sellers’ Guaranty, all costs and expenses incurred by the respective Seller in defending such claim shall be borne by the Sellers. If it turns out that the Seller was not in breach, any external costs and expenses reasonably incurred by such Seller in connection with the defence (e.g. advisors’ fees) shall be borne by the Purchaser.

(g)
The failure of the Purchaser to fully comply with its obligations under this Clause 8.3 shall release the respective Seller from its respective obligations under Clause 7 and Clause 8 but only to the extent the Sellers’ liability increased as a result of such failure (cf. Clause 8.4(a)).

8.4	Exclusion of Remedies
The Sellers shall not be liable, and the Purchaser shall not be entitled to bring any respective claim under or in connection with this Agreement, if and to the extent that

(d)	the claim results from a failure of the Purchaser, its Affiliates or (after Closing) of the Group Companies to mitigate damages pursuant to Section 254 para. 1 and para. 2 BGB; or

(e)
with respect to a breach of a Sellers’ Gurantee, the underlying facts or circumstances on which the liability or the claim is based were positively known by the Purchaser or its Affiliates as of the Signing Date, whereby such knowledge shall include – by definition but without limitation – any facts Fairly Disclosed; or

(f)
the matter to which the claim relates has specifically been taken into account by way of a liability (Verbindlichkeit), reserve (Rückstellung), or depreciation (Abschreibung), or exceptional depreciation (außerplanmäßige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigsten beizulegenden Wert) in the Accounts; or

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(g)	the amount of such claim is recovered from third parties (including under existing insurance policies); or

(h)	the matter to which the claim relates resulted from an action carried out (i) with the prior written consent of the Purchaser, or (ii) by any of the Group Companies following the Closing.

8.5	Tax Reductions
To the extent any circumstances triggering an obligation or liability of any of the Sellers under or in connection with this Agreement should lead to a reduced Tax burden of any of the Group Companies in the period beginning on the Effective Date, 00:00 hours or the Purchaser, any such obligation or liability of the Sellers shall be reduced by an amount equal to such reduction provided that the payment of any of the Sellers in fulfillment of their obligations or liabilities does not trigger Taxes.

8.6	No Double Indemnification
To the extent any amount has actually been recovered from a Seller under any Section of this Agreement or under statutory provisions, or to the extent that a Seller has established a situation that would exist had a breach of the Sellers’ Guaranties under Clause 7 not occurred, any other claim with respect to the same matter under any provision of this Agreement or any rule of law shall be excluded. The same shall apply in respect of circumstances and amounts which led to a reduction of the Purchase Price.

8.7	De Minimis, Threshold

(c)
The Purchaser shall only be entitled to any claims for a breach of Sellers’ Guaranties under Clause 7 if and to the extent (i) each individual claim against the respective Seller exceeds an amount of EUR 176,787.77 (in words: Euro onehundred seventysixthousand sevenhundred eightyseven and seventyseven Cents) (USD 200,000 converted at the EUR/USD exchange rate published by the European Central Bank as of one day prior to the Signing Date (8:00 pm) into Euro) (the De Minimis Amount, provided that claims resulting from Sellers' Breaches of the same or a similar source (Serienschäden) shall be aggregated in order to determine whether the De Minimis Amount is reached)) and (ii) the aggregate amount of all individual claims of the Purchaser against the respective Seller which exceed the De Minimis Amount exceeds an amount of EUR 883,938.83 (in words: Euro eighthundred eightythreethousand ninehundred thirtyeight and eightythree Cents) (USD 1,000,000 converted at the EUR/USD exchange rate published by the European Central Bank as of one day prior to the Signing Date (8:00 pm) into Euro) (the Threshold). In case the De Minimis Amount and the Threshold are exceeded, the Purchaser can claim the entire amount, not only the excess amount exceeding the Threshold (Freigrenze).

(d)	The De Minimis Amount and the Threshold shall not apply to the Exempt Claims.

8.8	Liability Cap, Exempt Claims

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(a)
The Sellers’ aggregate liability for breaches of the Sellers' Guarantees shall be limited to an amount of EUR 17,678,776.63 (in words: Euro seventeen million sixhundredseventyeightthousand sevenhundred seventysix and sixtythree Cents) (USD 20,000,000 converted at the EUR/USD exchange rate published by the European Central Bank as of one day prior to the Signing Date (8:00 pm) into Euro) (the Liability Cap). The Liability Cap does not apply to liability for breaches of the Sellers' Guarantees set forth in Clause 7.2, 7.3, 7.4 and 7.5. For the avoidance of doubt the Liability Cap neither applies to other Purchaser claims, including (i) any specific performance claims for transfer of title to the Sold Shares (Erfüllungsansprüche), (ii) any and all claims under Clause 9 and Clause 11 (except for Clause 11.3(f)) and (iii) claims arising pursuant to lit. (b) (all claims to which the Liability Cap does not apply collectively, the Exempt Claims); provided, however, that the aggregate liability of the Sellers for any and all claims under this Agreement including, for the avoidance of doubt, distributions from the Escrow Account, shall in no event exceed the amount of the Total Purchase Price.

(b)
In the event of willful deceit (arglistige Täuschung) or other willful actions (Vorsatz) of a Seller, the limitations on liability contained in Clauses 8.7 and 8.8(a) and the benefit of pro rata liability (Teilschuldnerschaft) shall not apply to such Seller. For the avoidance of doubt, a willful deceit (arglistige Täuschung) or other willful actions (Vorsatz) of a Seller, shall not be imputed to the other Sellers. Willful deceit (arglistige Täuschung) or other willful actions (Vorsatz) of persons assisting a Seller in the performance of its contractual obligations (Erfüllungsgehilfen) pursuant to Section 278 BGB or of an advisor shall only be imputed to that Seller who actually involved such assisting person or advisor, but not generally to other or all Sellers, except where such assisting person or advisor was involved for several or all Sellers (e.g. an advisor who represented several or all Sellers).

8.9	Conduct of Purchaser’s Claims

(d)	If the Sellers are individually liable towards the Purchaser (Einzelschuldner) as provided in Clause 16.2, the Purchaser shall not assert such claim against the Escrow Account.

(e)
If the Sellers are liable towards the Purchaser on a pro rata basis (Teilschuldner), the Purchaser is entitled to, at Purchaser’s choice, assert such claim against the Escrow Account and/or the Sellers; provided, however, that the Purchaser shall assert any such claim that is subject to the Liability Cap against the Escrow Account to the extent the Escrow Account is still funded, notwithstanding the Purchaser’s right to claim the remaining difference from the Sellers. If such claim against the Escrow Account is not timely satisfied, the Purchaser shall remain entitled to claim the full amount from the Sellers.

(f)
For the avoidance of doubt, if and to the extent an Exempt Claim for which the Sellers are liable on a pro rata basis (Teilschuldner) is asserted by the Purchaser against the Escrow Account, any payment from the Escrow Account to the Purchaser in performance of such claim shall not reduce the Liability Cap.

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8.10	Time Limitation
Any claims of the Purchaser under and in connection with this Agreement shall become time-barred (verjährt) as follows:

(c)	any claims under Clause 9 are exclusively governed by Clause 9.6(b);

(d)	any other Exempt Claims shall become time-barred 60 months after the Closing Date;

(e)	any other claims shall become time-barred 24 months after the Closing Date; and

(f)	any claims arising as a result of intentional breaches (Vorsatz) within the meaning of Section 202 BGB or fraud (Arglist) shall become time-barred upon expiry of the statutory time limitation period.
Section 203 BGB shall apply.

9.	TAX

9.1	Tax Warranties
Each Seller as an individual obligor (Teilschuldner) hereby guarantees to the Purchaser on a pro rata basis pursuant to each Seller’s Pro Rata Share in accordance with Clause 16.2, subject to the disclosures in this Agreement, in the form of an independent guarantee in accordance with Section 311 BGB (selbstständiges Garantieversprechen) that the statements set forth in Clause 9.1(a) through 9.1(i) (the Tax Guarantees) are true as of the Signing Date or such other dates as explicitly provided for therein; Clauses 7.1(f) and 8.4 apply mutatis mutandis to this Clause 9.1. For the avoidance of doubt, the Purchaser cannot claim for damages under this Clause 9.1 with respect to Taxes that would have become payable in case the Tax Guarantee had been true.

(h)
As of the Signing Date, the Group Companies have timely and duly (formell ordnungsgemäß) submitted all Tax Returns that are due to be filed and all other legally necessary declarations to the Tax Authorities in accordance with all statutes and directives, fully and truthfully completed;

(i)	As of the Signing Date the Group Companies have in each case paid, or withheld and paid over all Taxes that are due;

(j)
No Group Company is involved in any Tax audit or investigation and no Group Company has received any written notification that any Tax Authority intends to conduct a Tax audit or investigation of the respective Group Company;

(k)	No Group Company is a party to a Tax court proceeding, and no Tax court proceeding with regard to a Group Company has been formally announced;

(l)	No claim has ever been made in writing by an authority in a jurisdiction where a Group Company does not file Tax Returns that it is or may be subject to Tax in that jurisdiction;

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(m)
As of the Signing Date, all Tax related documents (including electronically stored data), which are under any Tax law required to be available at a company, including but not limited to all transfer pricing and related parties’ transaction documentation, such as documentation pursuant to Section 90 (3) of the German Tax Code (Abgabenordnung) or similar foreign law provisions, are or will be available at all Group Companies in a manner as required under, and in full compliance with, the applicable Tax laws; for the avoidance of doubt, transfer pricing and related parties’ transaction documentation that is to be prepared on request of the Tax Authorities has been prepared only if and to the extent the competent Tax Authority has actually requested the preparation thereof;

(n)
None of the Group Companies has received or applied for in writing any written ruling from any Tax Authority (including a binding ruling (verbindliche Auskunft) under German law or a similar ruling under any other applicable law) for Taxes relating to periods after the Effective Date or has entered into any written and legally binding agreement relating to Tax with any Tax Authority with effect for periods starting after the Effective Date;

(o)
None of the Group Companies has been involved in any scheme, arrangement, transaction or series of transactions that would have been aimed from the perspective of the respective Group Company for the evasion of Tax as main purpose;

(p)
Between the Effective Date and (including) the Closing Date, none of the Group Companies (i) has made or will make any hidden profit distribution (verdeckte Gewinnausschüttung) and (ii) has performed or refrained from any act prior to and including the Closing Date which or the omission of which triggers a hidden profit distribution to or for the benefit of the Sellers for the period following the Closing Date. Deviating from Clause 9.1 first sentence, Clause 9.2(a) last sentence shall apply mutatis mutandis.

9.2	Tax Indemnification

(h)
Each Seller as an individual obligor (Teilschuldner) in accordance with Clause 16.2 shall pay to the Purchaser or, upon request of the Purchaser, the relevant Group Company, on a pro rata basis pursuant to each Seller's Pro Rata Share an amount equal to any Pre-Effective Date Taxes (the Tax Indemnification Claim). Pre-Effective Date Taxes shall mean (i) any Taxes which are imposed on any of the Group Companies by any Tax Authority relating to the Sellers’ Periods. Sellers’ Period shall mean the taxable periods (Veranlagungs- bzw. Erhebungszeiträume) ending on or before the day preceding the Effective Date, 24:00 hours and (ii) with respect to a taxable period beginning before and ending after the day preceding the Effective Date, 24:00 hours (the Straddle Period), that portion of such taxable period ending on the day preceding the Effective Date, 24:00 hours.

For purposes of this Clause 9, in the case of any Straddle Period, the amount of Taxes to be allocated to the Sellers’ Period shall be determined in accordance with the following “as-if assessment” and shall be equal to:

(i)
In case of Taxes that are assessed on an annual basis and are not based upon or related to income, such portion shall be deemed to be the amount of such Tax for the entire Tax assessment period multiplied by a fraction, the

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numerator of which is the number of days in the Tax assessment period ending on the day preceding the Effective Date, 24:00 hours and denominator of which is the number of days in the entire Tax assessment period.

(ii)
In case of any Taxes based on or related to income or turnover such portion shall be deemed equal to the amount that would be payable if the relevant Tax period ended on the day preceding the Effective Date, 24:00 hours.

(iii)
In case of any other Taxes, the entire Tax, if and to the extent the matter of facts (Steuertatbestand) of the respective Tax has been completely fulfilled in the period ending on the day preceding the Effective Date, 24.00 hours, or nil, if not.

Deviating from sentence 1 with respect to Taxes which can be credited in favor of any of the Sellers or any Related Party the Sellers shall be liable for the Tax Indemnification Claim in accordance with the ratio between the fractional amounts of the respective Tax each Seller or a Related Party of the respective Seller ís entitled to a Tax credit.

(i)	The Purchaser shall not be entitled to a Tax Indemnification Claim if and to the extent that the Pre-Effective Date Taxes

(xv)	have been paid prior to the Effective Date; or

(xvi)
a Group Company (x) has recovered the respective Pre-Effective Date Taxes from a third party (including any insurance policies) or (y) has a corresponding claim for repayment, reimbursement or indemnification with respect to any Pre-Effective Date Taxes from a third party (including any insurance policies) and has not used reasonable efforts to collect such claim from a third party. The recovered or recoverable amount pursuant to the preceding sentence shall be calculated as the gross amount recovered or recoverable from a third party less any Taxes and expenses actually incurred by the respective Group Company in connection with the recovered or recoverable amount; provided the Sellers have fully paid the amount of the respective indemnifiable Tax, the Purchaser will procure that the relevant Group Company will, upon request of the Sellers, assign any claims for recovery from any third party to the Sellers; or

(xvii)
arise from (i) any change in accounting and taxation principles or practice of the Purchaser or any of the Group Companies (including methods or preparing or submitting Tax Returns) for the period until the Effective Date introduced after the Closing Date, or (ii) any merger or similar reorganization having retroactive effect for the Sellers’ Period involving any Group Company and implemented after the Closing Date; sentence 1 of this Section (iii) shall not apply if and to the extent the relevant act (i) was legally required under mandatory law or its interpretation by the Tax Authorities, or (ii) has been taken at the request of the Sellers; or

(xviii)	result from or are increased by a breach by the Purchaser of its obligations under Clause 9.4 (Filing of Tax Returns) and Clause 9.5 (Cooperation in Tax Matters); or

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(xix)
have been taken into account in the Accounts as a liability (Verbindlichkeit) for Taxes or provision (Rückstellung) for Tax liabilities, even if part of other liabilities, or provisions, to the extent these liabilities for Taxes and provisions for Tax liabilities are listed in Schedule 9.2(b)(v); for the avoidance of doubt, a liability or provision pursuant to the preceding sentence shall not reduce a Tax Indemnification Claim if and to the extent the amount of any such liability or provision has been paid to the Sellers pursuant to Clause 9.3(d); or

(xx)
the Pre-Effective Date Taxes can or could have been avoided by offsetting taxable profits against Tax losses (in particular in form of Tax loss carrybacks or Tax loss carryforwards); for the avoidance of doubt, any consumption or reduction of a Tax loss directly or indirectly caused by the Purchaser or – after the Effective Date – by any of the Group Companies shall be disregarded for the purpose of the existence of such offsetting opportunity ("as if calculation"); or

(xxi)
the Purchaser or any of its Affiliates or any of the Group Companies obtains a benefit in respect of Taxes within five (5) years after the Effective Date (the Tax Benefit), including but not limited to benefits resulting from the lengthening of any amortisation or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung) as the result of an adjustment or payment giving rise to a Tax Indemnification Claim. Tax Benefits arising after the Effective Date shall be accounted for at their net present value. The net present value is determined by applying a discount factor of four (4) % and the applicable tax rate at the moment of the Tax Benefit.

Any Tax Indemnification Claim shall become due and payable on the later of (i) twenty (20) Business Days after the Purchaser has notified the Sellers in writing about the payment obligation (attaching a copy of the relevant Tax assessment notice or other payment notice of the Tax Authority, where applicable) and (ii) five (5) Business Days before such Taxes are due and payable to the relevant Tax Authority. The Sellers are entitled to make the indemnification payment directly to the bank account of the Tax Authority, if they inform the Purchaser thereof without undue delay. On request and at the expense of the Sellers the Purchaser shall procure that the respective Group Company makes its best efforts to achieve a deferred payment date, in particular but not limited to the application for a suspension of enforcement of tax payment obligation (Aussetzung der Vollziehung). If the Tax for which an indemnification payment has been made is subsequently reduced, the difference between the higher indemnification payment and the lower Tax amount shall be reimbursed by the Purchaser to the Sellers (on a pro rata basis pursuant to each Seller's Pro Rata Share), including all interests related thereto. Clauses 9.3(b) and 9.3(c) shall apply mutatis mutandis to the existence of any over-indemnification and the reimbursement obligation of the Purchaser.

9.3	Tax Refunds

(i)
After the Closing Date, the Purchaser undertakes to pay to the Sellers (on a pro rata basis pursuant to each Seller’s Pro Rata Share) any refund of Pre-Effective Date Taxes relating to the Group Companies and received by the Purchaser or any of the Group Companies after the Effective Date (including, for the avoidance of

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doubt, resulting from a change of law after the Closing Date with retroactive effect for the Sellers’ Period) by receipt of cash payment, set-off or deduction but only if and to the extent that such refund of Taxes has not already been taken into account in the Accounts as an asset, except to the extent such refunds have reduced an otherwise payable indemnity amount or claim provided for under this Agreement (the Tax Refund).

(j)
The Purchaser shall, and shall procure (steht dafür ein) that the Group Companies will notify the Sellers within twelve (12) Business Days of any Tax Refund. The Sellers are entitled to appoint a certified accounting firm, tax advisory firm or law firm – at their own expense – to have the fulfilment of the Purchaser’s duties under this Clause 9.3 reviewed. Clause 9.5 shall apply mutatis mutandis to such review.

(k)
Any Tax Refund shall be payable to the Sellers (on a pro rata basis pursuant to each Seller’s Pro Rata Share) within five (5) Business Days after actual receipt of such Tax Refund (including by way of set-off or deduction).

(l)
The Purchaser undertakes to pay to the Sellers (on a pro rata basis pursuant to each Seller’s Pro Rata Share) any surplus of provisions for Taxes (Steuerrückstellungen) or liabilities for Taxes (sonstige Verbindlichkeiten aus Steuern) which are in each case recorded in the Accounts, to the extent the amount of liabilities for Pre-Effective Date Taxes falls short of the amount of the provisions for Taxes or the amount of the liabilities for Taxes which are recorded in the Accounts and to the extent these liabilities for Taxes and provisions for Tax liabilities are listed in Schedule 9.2(b)(v). Any amount to be paid by the Purchaser under this Clause 9.3(d) shall be due and payable within fifteen (15) Business Days after receipt of all Tax assessment notices for the Seller Period. The Purchaser shall notify the Seller in writing and without undue delay of any relevant decision by the Tax Authority resulting in a claim under this lit (d). If a payment has been made pursuant to this Clause 9.3(d) and the liabilities for Pre-Effective Date Taxes are subsequently increased, the difference shall be reimbursed by the Sellers (on a pro rata basis pursuant to each Seller's Pro Rata Share) to the Purchaser. For the avoidance of doubt, this Clause 9.3(d) shall not apply if and to the exent the liability or provision pursuant to the preceding sentence has reduced a Tax Indemnification Claim pursuant to Clause 9.2(b)(v).

9.4	Filing of Tax Returns

(d)
Until the Closing Date, the Sellers shall procure (steht dafür ein) that (i) Tax Returns of the Group Companies shall be prepared and filed in a timely manner and in accordance with all applicable laws and past practice and (ii) all Taxes payable under such Tax Returns are paid in a timely manner.

(e)
After the Closing Date, the Purchaser shall procure (steht dafür ein) that the Group Companies prepare and file when due all Tax Returns in line with past practice provided (i) no changes are required in order to comply with applicable rules under mandatory law or its interpretation by the Tax Authorities and (ii) no changes have been taken at the request of the Seller or to correct past misbehavior. To the extent that a Tax Return relates in whole or in part to a Pre-Effective Date Tax or to a Tax for which the Sellers may become liable under Clause 7.5 or Clauses 11.4(a) to 11.4(d) the Purchaser shall submit a draft of such Tax Return to the Sellers for review no later than thirty (30) Business Days prior to the due date of such Tax Return. The

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Purchaser shall procure (steht dafür ein) that the relevant Group Companies (i), if and to the extent permitted by law, make any such amendments requested by the Sellers and (ii) not submit any such Tax Return to any Tax Authority without the prior consent of the Sellers, such consent not to be unreasonably withheld. For the avoidance of doubt, this shall not prohibit the Purchaser and the Group Companies from paying any Taxes as they fall due under law or by order of the Tax Authorities. The Sellers shall be deemed to have given their consent to any such Tax Return timely submitted to them for their review if the Sellers did not provide any comment with respect to the relevant Tax Return to the Purchaser or the relevant Group Company until five (5) Business Days prior to the due date of the Tax Return.

(f)
After the Closing Date, the Purchaser shall procure (steht dafür ein) that the Group Companies do not amend any Tax Return that has been filed by the relevant Group Company prior to or on the Closing Date and which relates to a Pre-Effective Date Tax or to a Tax for which the Sellers may become liable under Clause 7.5 or Clauses 11.4(a) to 11.4(d) without the Seller’s prior written consent (not to be unreasonably withheld) unless (i) such amendments are required in order to comply with applicable rules under mandatory law, or its interpretation by the Tax Authorities, or (ii) such amendments have been taken at the request of the Seller or to correct past misbehavior.

9.5	Cooperation in Tax Matters

(i)
The Parties agree to fully cooperate with each other in connection with any Tax matter affecting the Group Companies and relating to the Sellers’ Period or a Tax for which the Sellers may become liable under Clause 7.5 or Clauses 11.4(a) to 11.4(d), including the preparation and filing of any Tax Return, conduct of any audit, investigation, dispute, appeal or similar proceeding or other communication with any Tax authority. Such cooperation shall include, without limitation, providing or making available all relevant books, records and documentation and the assistance of officers and employees. Unless required otherwise by law, the Purchaser shall notify in writing the Sellers without undue delay (unverzüglich), but at the latest six (6) Business Days after the Purchaser or any Group Company became aware of such event of any announcement and commencement of any administrative and judicial proceeding relating to the Sellers’ Period or a Tax for which the Sellers may become liable under Clause 7.5 or Clauses 11.4(a) to 11.4(d) (collectively the Relevant Tax Proceedings). The notification on the Relevant Tax Proceedings shall contain copies of all documents received from a Tax Authority related to the respective announcement or commencement of the Relevant Tax Proceedings. The Purchaser shall procure (steht dafür ein) that the Sellers or a Tax counsel appointed by it and bound to professional secrecy are given the opportunity to duly participate in any audits by the Tax Authorities relating to the Sellers’ Period, in their preparation and any scheduled audit meetings and written correspondence relating thereto, in each case at the Sellers’ own cost.

(j)
Purchaser shall procure that upon (i) request of at least one of the Sellers, objections are filed and legal proceedings are instituted and conducted against any assessment of Pre-Effective Date Taxes and that (ii) any such Tax proceedings are conducted in accordance with the Sellers reasonable directions, unless required otherwise by law,

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in each case at the expense of the Sellers (including at the request of the Purchaser payments in advance required for such conduct).

9.6	Miscellaneous

(e)
If the Purchaser or the Sellers fail to comply in a material respect with any of their obligations under Clause 9.4 and 9.5 or deny fulfillment of such obligations (hereinafter the Failing Party), the respective other Party shall not be liable under this Clause 9, unless and to the extent that the Failing Party is able to demonstrate that the other party was not prejudiced in a material manner in avoiding the respective Taxes as a result of such non-compliance.

(f)	Claims of the Purchaser and the Sellers under this Clause 9 shall become time-barred (verjährt) for each claim

(i)
in the case of claims relating to or depending on Taxes that are levied on the basis of an assessment, (x) six (6) months after the date of the final, non-appealable (formell und materiell bestandskräftig) assessment of the respective Tax, or, (y) in case of Taxes to which the concept of final, non-appealable (formell und materiell bestandskräftig) Taxes does not apply, six (6) months after the date as of which an assessment concerning the respective Taxes is time-barred; and

(ii)	in all other cases five (5) years after the Closing Date,

(iii)
but in case of claims of the Sellers with respect to which the Sellers are in need of certain information, e.g. Tax assessment notices of the Group Companies, being passed on to them by the Purchaser not earlier than six (6) months after the date on which the Sellers have received the relevant information from the Purchaser.

(g)
Any restrictions or limitations contained elsewhere in this Agreement (other than in this Clause 9) shall not apply to any claims of the Purchaser pursuant to this Clause 9 unless Clause 9 or the respective provision outside Clause 9 makes explicit reference to the claim of the Purchaser to be limited or restricted by mentioning Clause 9 and, where applicable, the respective subsection(s).

(h)
Each Seller's liability under this Clause 9 shall be limited to an amount equal to 100% of each Seller's Pro Rata Share of the difference of (i) the Total Purchase Price less (ii) the sum of the Assumed Change of Control Payments and the Non-Assumed Change of Control Payments (such resulting amount the Liability Cap Tax).

(i)
For the avoidance of doubt, the Sellers shall not be entitled to recharge any amounts payable to either Purchaser or at Purchaser’s choice to the respective Group Company under this Clause 9 to any of the Group Companies under any Tax sharing agreement (if any).

(j)
Any claims, rights and obligations which relate to the obligation to pay or to the actual payment of Taxes as well as Wage Taxes contained in Clause 11.4 shall be subject to the provisions set forth in Clauses 9.6(b), 9.6(c), 9.6(d) and 9.6(e) which shall apply mutatis mutandis.

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9.7	No double Recovery

(c)
In case of Taxes or damages with respect to which the Purchaser can raise a claim under this Clause 9 and a claim for a Sellers’ Breach or any other claim under this Agreement, the Purchaser shall have exclusively the claim under this Clause 9; Clause 8.6 applies mutatis mutandis to claims of the Purchaser under this Clause 9.

(d)
For the avoidance of doubt, in the event that a fact or circumstance results in a breach of any Tax Warranty listed in Clause 9.1 and simultaneously gives rise to a Tax Indemnification Claim, the damage caused can only be claimed once and the Tax Indemnification Claim shall prevail.

10.	PURCHASER'S AND PURCHASER’S GUARANTOR’S GUARANTEES

10.1
The Purchaser represents to the Sellers in the form of an independent guarantee in accordance with Section 311 BGB (selbstständiges Garantieversprechen) that the following statements are true as of the Signing Date and as of the Closing Date:

(j)	The Purchaser is duly organized and validly existing under the laws of Bermuda.

(k)
The execution and performance of this Agreement by the Purchaser is within the Purchaser's corporate powers, has been duly authorized by all necessary corporate action on the part of the Purchaser, requires no approval or consent by any governmental authority or other regulatory body and does not violate any applicable law or decision by any court or governmental authority or other regulatory body binding on the Purchaser and this Agreement constitutes a legal, valid and binding obligation upon the Purchaser.

(l)
There is no lawsuit, investigation or proceeding pending (rechtshängig) or threatened in writing against the Purchaser before any court, arbitrator or governmental authority or other regulatory body which in any manner challenges or seeks to prevent, alter or materially delay the Transaction.

(m)
No bankruptcy, insolvency or similar proceedings are pending and to the actual knowledge of the Purchaser have been applied for in respect of the Purchaser under any applicable law. To the actual knowledge of the Purchaser, no circumstances exist which would require an application for any bankruptcy, insolvency or similar proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

10.2
The Purchaser’s Guarantor represents to the Sellers in the form of an independent guarantee in accordance with Section 311 BGB (selbstständiges Garantieversprechen) that the following statements are true as of the Signing Date and as of the Closing Date:

(m)	The Purchaser’s Guarantor is duly organized and validly existing under the laws of Delaware, United States of America.

(n)	The execution and performance of this Agreement by the Purchaser’s Guarantor is within the Purchaser’s Guarantor’s corporate powers, has been

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duly authorized by all necessary corporate action on the part of the Purchaser’s Guarantor, requires no approval or consent by any governmental authority or other regulatory body and does not violate any applicable law or decision by any court or governmental authority or other regulatory body binding on the Purchaser’s Guarantor and this Agreement constitutes a legal, valid and binding obligation upon the Purchaser’s Guarantor.

(o)
There is no lawsuit, investigation or proceeding pending (rechtshängig) or threatened in writing against the Purchaser’s Guarantor before any court, arbitrator or governmental authority or other regulatory body which in any manner challenges or seeks to prevent, alter or materially delay the Transaction.

(p)
No bankruptcy, insolvency or similar proceedings are pending and to the actual knowledge of the Purchaser’s Guarantor have been applied for in respect of the Purchaser’s Guarantor under any applicable law. To the actual knowledge of the Purchaser’s Guarantor, no circumstances exist which would require an application for any bankruptcy, insolvency or similar proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

10.3
If, after the Closing Date, the management board of the Company asserts a claim of the Company pursuant to Section 62 AktG against a Seller for repayment of amounts paid out by the Company to that Seller in violation of Section 57 AktG, the Purchaser shall hold such Seller harmless from such claim for repayment, including any interest accrued thereon. It is the joint understanding of the Parties that the sole purpose of this Clause 10.3 is to avoid “windfall profits” of the Purchaser. For the avoidance of doubt, this Clause 10.3 shall not apply to any claims asserted against a Seller by an insolvency administrator over the assets of the Company. The Purchaser’s claims under Clause 9 and Clause 11.4 of this Agreement shall remain unaffected and in cases of doubt prevail over this Clause 10.3.

10.4
In the event of a breach of any guarantee, covenant or undertaking pursuant to Clause 10.1 or Clause 10.2, the Purchaser and Purchaser's Guarantor shall indemnify and hold harmless the Sellers from any damages incurred by the Sellers. All claims of the Sellers arising under Clause 10.1 shall be time-barred 24 months after the Closing Date. All claims of the Sellers arising under Clause 10.3 shall be time-barred six (6) months after the respective claim of the Company becoming time-barred, but at the latest five (5) years after the Closing Date.

10.5
The Purchaser's Guarantor hereby unconditionally and irrevocably guarantees to the Sellers by way of an independent and non-accessory guarantee pursuant to Section 311 BGB (i) the complete and punctual payment of the Total Purchase Price under this Agreement, and (ii) the full and punctual performance by the Purchaser of any and all other obligations and undertakings of the Purchaser under or in connection with this Agreement. The aggregate liability of the Purchaser and the Purchaser’s Guarantor for any and all claims under this Agreement shall in no event exceed the amount of the Total Purchase Price.

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11.	SELLERS’ COVENANTS AND INDEMNITIES

11.1	Conduct of Business prior to Closing
From the Signing Date until the occurrence of Closing (the Interim Period), each of the Sellers (Einzelschuldner) shall – to the extent legally possible and without a liability for a breach of this clause by any other Sellers - use best reasonable efforts to cause the Group Companies to carry on the business in the ordinary course consistent with past practice, including, for the avoidance of doubt, for Tax purposes, and to cause them to

(q)
use best reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present directors, officers and employees, and

(r)	maintain their capital expenditure and working capital on a normal level, consistent with the requirements of its businesses, and

(s)	do not cause occurrence of events which may reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect, and

(t)	refrain from any open or hidden profit distribution (verdeckte Gewinnausschüttungen).

11.2	Restricted Actions
Except as expressly required by this Agreement, during the Interim Period, each of the Sellers (Einzelschuldner) shall – to the extent legally possible and without a liability for a breach of this clause by any other Sellers - use best reasonable efforts to cause the Group Companies to not take any of the following actions without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) and unless required under this Agreement, any Legal Requirements or final court decision:

(g)	any shareholders’ resolutions regarding

(xxii)	the amendment of the articles of association of a Group Company;

(xxiii)	the payment of dividends or other distributions by a Group Company;

(xxiv)
the issuance of, authorization to issue, securities, including but not limited to convertible bonds (Wandelschuldverschreibungen), dividend bonds (Gewinnschuldverschreibungen), participation rights (Genussrechte) and warrants as well as the granting of stock options or other options or rights to acquire shares in any of the Group Companies;

(xxv)	the repurchase (Erwerb eigener Anteile) or redemption (Einziehung) of any shares;

(xxvi)	any transformation (Umwandlung) of the Company within the meaning of the German Reorganization Act (Umwandlungsgesetz);

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(xxvii)	the conclusion of any enterprise agreement (Unternehmensvertrag) within the meaning of Sections 291 and 292 AktG;

(xxviii)	the transfer of all, or essentially all, assets;

(xxix)	the liquidation, dissolution or wind-down of any Group Company;

(h)
any acquisition, sale or encumbrance of (i) real estate (irrespective of the value), (ii) any material intellectual property, (iii) or with a value in excess of EUR 100,000.00 (in words: Euro one hundred thousand) any other asset or (iv) of other businesses or enterprises or shareholdings, silent partnerships or other capital contributions or participations in such other businesses or enterprises;

(i)
any incurrence of long term or short term financial indebtedness and obligations (and incurrence of any obligation to that effect) of any sort outside the ordinary course of business consistent with past practice;

(j)	any sale, transfer or encumbrance (Belastung) of any shares;

(k)	any lay-off or other restructuring affecting a significant part of the workforce of the Company;

(l)
any capital expenditure in excess of (i) EUR 100,000.00 (in words: Euro one hundred thousand) in the individual case or (ii) of EUR 200,000.00 (in words: Euro two hundred thousand) in the aggregate for expenditures of a similar kind;

(m)	any change in any method of accounting or accounting practice or policy by the Group Company;

(n)
any entering into, termination of or amendment to any Material Contract (other than non-material amendments in the ordinary course of business, consistent with past practice), pension scheme, collective agreement, incentive scheme or Related Party Agreement by or affecting a Group Company;

(o)	any Leakage except actions permitted according to Clause 7.5(b) and 7.5(c)(iv);

(p)	any reduction or material change of the existing insurance coverage of the Group Companies and any omission to pay any premiums under the insurance policies when due;

(q)	any entering into agreements or other transactions whose terms are not at arm's length;

(r)	any action or omission of action that may give rise to an obligation of a Group Company to repay state subsidies (Fördermittel);

(s)	any omission of action required to maintain or prosecute any Company Registered IP Rights; and

(t)	entering into any agreement to take any of the actions set forth under Clause 11.2(a) through 11.2(m).

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11.3	Other Post-Signing Actions and Undertakings

(k)
Prior to Closing, the Company and the Sellers, acting as shareholders in the Company, shall use reasonable best efforts to enter into an amendment, assumption and release agreement with each Beneficiary regarding the respective Beneficiary’s Incentive Agreement substantially in the form as attached hereto as Schedule 11.3(a) (each an Amendment, Assumption and Release Agreement) according to which the Company, the Sellers, acting as Shareholders in the Company, and the respective Beneficiary agree subject to the condition subsequent that Closing does not occur that (i) the Incentive Agreements and any current and future obligations of the Company in connection therewith will be assumed by the Sellers with discharging effect (mit befreiender Wirkung) for the Company, (ii) the rights of the Beneficiaries under the assumed Incentive Agreements will be amended to the effect that the Beneficiaries will subject to the consummation of the Transaction only be entitled to claim from the Sellers the Assumed Change of Control Payments (less any Wage Taxes to be borne by the relevant Beneficiary), (iii) the Beneficiaries will waive any and all current and future claims out of and in connection with the Incentive Agreement against the Company and the Purchaser and (iv) the Company will, limited to the aggregate amount of CoCP Wage Taxes received from the Purchaser pursuant to Clause 3.3(b)(iii) (and the salary owed to the respective Beneficiary for the relevant period), pay the relevant Wage Taxes related to the Assumed Change of Control Payments to the competent public authorities; provided, however, that such reasonable best efforts shall not include the payment of any money to any Beneficiary in excess of such respective Beneficiary's claims under the relevant Incentive Agreements. The Parties are aware that prior to the Signing Date two amendment, assumption and release agreements were signed with a wording slightly different from, but with the same substance as the sample Amendment Assumption and Release Agreement attached as Schedule 11.3(a) hereto. The Parties hereby clarify that such signed amendment, assumption and release agreements shall be construed in the same way, and qualify as, the Amendment, Assumption and Release Agreement.

(l)
Prior to the Closing, Seller 1 shall enter into a termination agreement (the Termination Agreement) with the Company regarding the Seller 1 Upstream Loans, according to which the Company and Seller 1 agree subject only to receipt by the Company of the Seller 1 Upstream Loan Amount as set forth in Clause 3.3(b)(vii) that (i) the Seller 1 Upstream Loans will be abrogated and (ii) the Sellers will waive any and all current and future claims out of and in connection with the Seller 1 Upstream Loans against the Company and the Purchaser.

(m)
Each Seller (Einzelschuldner) shall, to the extent known to such Seller, inform and Seller 1 shall procure that the Company, to the extent known to the Company, informs the Purchaser without any undue delay about the occurrence of a Material Adverse Effect, describing the facts and circumstances resulting in or constituting the Material Adverse Effect in reasonable detail.

(n)	Each Seller (Einzelschuldner) shall inform the Purchaser without any undue delay about any event contemplated in Clause 5.4(b).

(o)	Each Seller (Einzelschuldner) shall, to the extent legally permissible, procure that the Purchaser has access to all employment and services agreements of any Group

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Company and at Purchaser’s choice can participate in reasonable customer visits of the Company with the Company’s top five customers.

(p)
The Sellers shall provide the Purchaser with updated disclosure schedules to the extent such disclosure would be required if the Sellers’ Guarantee pursuant to Clause 7 were given as of the Closing Date. In the event of a breach of this Clause 11.3(f) the limitations pursuant to Clause 8.7 and Clause 8.8 shall apply.

11.4	Sellers’ Indemnities

(k)
The Sellers, acting as shareholders in the Company, shall (irrespective of knowledge of the Purchaser of potential claims but in accordance with Clause 16.2) indemnify and hold harmless (freistellen) (i) the Group Companies (by way of genuine contract for the benefit of a third party (echter Vertrag zugunsten Dritter) in terms of Section 328 BGB, such that each of the Group Companies shall have an immediate and direct claim for reimbursement pursuant to this Clause 11.4(a) against the Sellers) and (ii) the Purchaser (in each case of (i) and (ii) without, for the avoidance of doubt, any recourse of the Sellers against the Group Companies and Purchaser) from and against any and all disadvantages, obligations and liabilities, including, for the avoidance of doubt, with regard to Wage Taxes and other Taxes, resulting from and/or arising in connection with the Incentive Agreements, the Amendment, Assumption and Release Agreements, the Assumed Change of Control Payments as well as the Non-Assumed Change of Control Payments and the indemnity pursuant to this Clause 11.4(a).

For the avoidance of doubt, the Parties clarify that

(i)
the mere payment by the Purchaser of the aggregate amount of the Assumed Change of Control Payments and of the aggregate amount of the Non-Assumed Change of Control Payments as set forth in Clause 3.3(b)(i) and Clause 3.3(b)(ii) is owed as part of the Total Purchase Price vis-à-vis the Sellers;

(ii)
the payment by the Purchaser of the aggregate amount of the Non-Assumed Change of Control Payments (including, for the avoidance of doubt, the aggregate amount of related CoCP Wage Taxes) to the Company shall be made on behalf of the Sellers and in fulfilment of the Sellers' obligations under this Clause 11.4(a); and

(iii)
(A) the usage or forfeiture of Tax losses and/or Tax loss carryforwards and (B) Taxes which would have become payable in case the event triggering the indemnity under this Clause 11.4(a) had not occurred do not qualify as disadvantage, obligation or liability with regard to Taxes.

With respect to Taxes Clause 9.2(a) last sentence, Clause 9.2(b) second last sentence and last sentence (including the applicability of Clause 9.6(b)) and Clause 9.6(a) shall apply mutatis mutandis to claims under this Clause 11.4(a).

(l)
Seller 1 and Seller 2 shall jointly and severally (Gesamtschuldner), and Seller 3 shall on a pro rata basis (Teilschuldner), in each case acting as shareholders in the Company, (in each case irrespective of knowledge of the Purchaser of potential

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claims) indemnify and hold harmless (freistellen) the Group Companies and the Purchaser from and against any and all disadvantages, obligations and liabilities, including, for the avoidance of doubt, with regard to Taxes, resulting from and/or arising in connection with the law suit listed in Schedule 11.4(b), if and to the extent such disadvantages, obligations and liabilities exceed an amount of USD 1,000,000 (in words: US Dollar one million). With respect to Taxes Clause 9.2(a) last sentence, Clause 9.2(b) second last sentence and last sentence (including the applicability of Clause 9.6(b)) and Clause 9.6(a) shall apply mutatis mutandis to claims under this Clause 11.4(b). For the avoidance of doubt, the Parties clarify that (A) the usage or forfeiture of Tax losses and/or Tax loss carryforwards and (B) Taxes which would have become payable in case the event triggering the indemnity under this Clause 11.4(b) had not occured do not qualify as disadvantage, obligation or liability with regard to Taxes.

(m)
The Sellers, acting as shareholders in the Company, shall (irrespective of knowledge of the Purchaser of potential claims but in accordance with Clause 16.2) indemnify and hold harmless (freistellen) (i) the Group Companies (by way of genuine contract for the benefit of a third party (echter Vertrag zugunsten Dritter) in terms of Section 328 BGB, such that each of the Group Companies shall have a direct claim for reimbursement pursuant to this Clause 11.4(c) against the Sellers) and (ii) the Purchaser (in each case of (i) and (ii) without, for the avoidance of doubt, any recourse of the Sellers against the Group Companies and Purchaser) from and against any and all disadvantages, obligations and liabilities, including, for the avoidance of doubt, with regard to Taxes, resulting from and/or arising in connection with any Transaction Expenses and the indemnity pursuant to this Clause 11.4(c). For the avoidance of doubt, the Parties clarify that the mere payment of the Transaction Expenses by the Purchaser as set forth in Clause  3.3(b)(iv) is owed as part of the Total Purchase Price vis-à-vis the Sellers. With respect to Taxes Clause 9.2(a) last sentence, Clause 9.2(b) second last sentence and last sentence (including the applicability of Clause 9.6(b)) and Clause 9.6(a) shall apply mutatis mutandis to claims under this Clause 11.4(c). For the avoidance of doubt, the Parties clarify that (A) the usage or forfeiture of Tax losses and/or Tax loss carryforwards and (B) Taxes which would have become payable in case the event triggering the indemnity under this Clause 11.4(c) had not occurred do not qualify as disadvantage, obligation or liability with regard to Taxes.

(n)
Seller 1, acting as shareholder in the Company, shall (irrespective of knowledge of the Purchaser of potential claims but in accordance with Clause 16.2) indemnify and hold harmless (freistellen) (i) the Group Companies (by way of genuine contract for the benefit of a third party (echter Vertrag zugunsten Dritter) in terms of Section 328 BGB, such that each of the Group Companies shall have a direct claim for reimbursement pursuant to this Clause 11.4(d) against the Sellers) and (ii) the Purchaser (in each case of (i) and (ii) without, for the avoidance of doubt, any recourse of the Sellers against the Group Companies and Purchaser) from and against any and all disadvantages, obligations and liabilities, including, for the avoidance of doubt, with regard to Taxes, resulting from and/or arising in connection with the Seller 1 Upstream Loans and the indemnity pursuant to this Clause 11.4(d). For the avoidance of doubt, the Parties clarify that the mere payment by the Purchaser of the Seller 1 Upstream Loan Amount as set forth in Clause 3.3(b)(vii) is owed as part of the Total Purchase Price vis-à-vis the Sellers. With respect to Taxes Clause 9.2(b) second last

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sentence and last sentence (including the applicability of Clause 9.6(b)) and Clause 9.6(a) shall apply mutatis mutandis to claims under this Clause 11.4(d). For the avoidance of doubt, the Parties clarify that (A) the usage or forfeiture of Tax losses and/or Tax loss carryforwards and (B) Taxes which would have become payable in case the event triggering the indemnity under this Clause 11.4(d) had not occurred do not qualify as disadvantage, obligation or liability with regard to Taxes.

12.	NO ASSIGNMENT
Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other Parties hereto, and any such assignment without such prior written consent shall be null and void. The Purchaser is, however, entitled to assign and pledge any rights under this Agreement without the prior consent of the Sellers to its Affiliates.

13.	PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY

13.1	Announcements
The Sellers shall not, and shall cause the Company and each Subsidiary not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use the Purchaser’s or any of its Affiliates’ names or refer to any of them directly or indirectly in connection with the Purchaser’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the Purchaser, unless required by Legal Requirements and/or stock exchange rules.

13.2	Confidentiality

(o)
Each of the Parties shall, and shall ensure (sicherstellen) that its Affiliates do, treat as strictly confidential and not disclose or use any information received or obtained as a result of or in connection with the entering into this Agreement which relates to this Agreement, its existence or its provisions or to any agreement to be entered into pursuant to this Agreement, or to the negotiations relating to this Agreement (the Confidential Information).

(p)	This Agreement shall not prohibit disclosure or use of any Confidential Information if and to the extent that:

(i)	the disclosure or use is required by law (e.g. necessary information to works council of Company) or any governmental authority or other regulatory body;

(ii)
the Seller 3 is required to disclose such information by law, in particular towards the Saxon state parliament, committees of the state parliament, Court of Audit of the State of Saxony, tax or other authorities;

(iii)
the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a competent Tax Authority in connection with the Tax affairs of the disclosing Party;

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(iv)	the disclosure is made to professional advisers of a Party, who are subject to professional secrecy rules, on a need to know basis;

(v)
the disclosure is made to professional advisers, who are not subject to professional secrecy rules, of a Party on a need to know basis and on terms that such professional advisers undertake (also for the benefit of the other Parties) to comply with the confidentiality obligations set out in this Clause 13.2 in respect of such information as if they were a party to this Agreement;

(vi)	the information is or becomes publicly available (other than by breach of this Agreement or any other confidentiality agreement between the Parties or any of them);

(vii)	in case of a disclosure or use by the Purchaser or the Purchaser’s Guarantor, the Sellers have given prior written approval to the disclosure or use;

(viii)	in case of a disclosure or use by any of the Sellers, the Purchaser has given prior written approval to the disclosure or use; or

(ix)	the information is independently developed after Closing.
In case of the foregoing lit (i) through lit (iii), prior to such disclosure and to the extent legally possible, the Parties shall provide each other with prompt notice of such requirement and keep the other Party fully and promptly informed of any such disclosure and - except with regard to (ii) - all related matters and developments and provide the other Party and or any of the Group Companies if applicable the opportunity to seek protective measures against any such disclosure.

14.	COSTS
Unless set out otherwise in this Agreement, each Party shall bear its own costs and the costs and fees of its advisers in connection with the preparation, negotiation and execution of this Agreement. The Purchaser on the one hand side and the Sellers on the other hand side (the Sellers on a Pro Rata Share basis) each shall bear half of the fees of the acting notary for the notarization of this Agreement and the Escrow Account.

15.	NOTICES

15.1	Form of Notice
Any notice or other communication in connection with this Agreement (each a No-tice) shall be shall be in the English language and made only (i) in writing (schrift-liche Form) solely within the meaning of Sec. 126 (1) and (2) of the German Civil Code (Bürgerliches Gesetzbuch), by facsimile or email unless notarization or any other specific form is required by mandatory law provided that both with respect to Notices send by facsimile or email, receipt by the sender of a confirmation regard-ing the receipt of such Notice by the addressee (e.g. receipt of a delivery confirma-tion generated by the sender's email program) shall be required for a proper Notice. Any Notice sent in accordance with this Clause shall be effective: (i) if mailed, seven (7) Business Days after mailing, (ii) if sent by messenger / courier, upon de-livery, and (iii) if sent via facsimile or email, one (1) Business Day following trans-mission

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and confirmation of receipt (as set forth in the preceding sentence). How-ever, if any communication would otherwise become effective on a non-Business Day or after 6 p.m. local time at the address of the respective receiving Party on a Business Day, it shall instead become effective at 9 a.m. local time at the address of the respective receiving Party on the next Business Day.

15.2	Notices to the Sellers
The Sellers shall appoint a person or legal entity, which is on a non-exclusive basis authorized to accept with legally binding effect for the Sellers all declarations under this Agreement or in consummation thereof.

(g)	Any notice to be given to the Seller 1 and to the Seller 2 shall be addressed as follows:

Global ASIC GmbH
c/o Thilo von Selchow
Bockumer Straße 275
40489 Düsseldorf
Germany
Email: tvs@zmdi.com

with a copy to (for information purposes only):

Lambsdorff Rechtsanwälte Partnerschaftsgesellschaft mbB
Attn: Konstantin Graf Lambsdorff
Oranienburger Strasse 3
10178 Berlin
Germany
Facsimile: +49 30 5770 200 99
Email: k.lambsdorff@lambsdorff.net

(h)	Any notice to be given to the Seller 3 shall be addressed as follows:

Freistaat Sachsen
Saxon State Ministry of Finance
Attn.: Sybille Gedenk-Fleger
Carolaplatz 1
01097 Dresden
Germany
Facsimile: +493515644440
Email: Sybille.gedenk-fleger@smf.sachsen.de

with a copy to (for information purpose only):

Noerr LLP
Attn.: Jens Gehlich
Paul-Schwarze-Straße 2
01097 Dresden
Germany
Facsimilie: +493518166081
Email: jens.gehlich@noerr.com

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15.3	Notices to the Purchaser and the Purchaser's Guarantor

Any notice to be given to the Purchaser and the Purchaser’s Guarantor shall be addressed as follows:
Integrated Device Technology, Inc.
Attn.: Matthew Brandalise
6024 Silver Creek Valley Road
San Jose, CA 95138
USA
Facsimile: +1 408 284 8454
Email: Matthew.Brandalise@idt.com

with a copy to (for information purposes only):

Latham & Watkins LLP
Attn: Christoph W. G. Engeler
Warburgstrasse 50
20354 Hamburg
Germany
Facsimile: +49 4140 3130
Email: christoph.engeler@lw.com

15.4	Changes of Address
The Parties shall notify without undue delay (unverzüglich) any change of their respective addresses set forth in this Agreement in writing to the other Parties of this Agreement.

15.5	Notices to Advisers
The receipt of copies of Notices under this Clause by any of the Parties' advisers shall not constitute or substitute the receipt of such Notices by the Parties themselves, irrespective of whether the delivery of such copy was mandated by this Agreement.

16.	MISCELLANEOUS

16.1	No Third-Party Beneficiaries
Except has explicitly stated in this Agreement, this Agreement nor any provision set forth in this Agreement is intended to confer any rights or remedies upon any person or entity other than the Parties.

16.2	No Joint and Several Debtors
Unless provided for otherwise in this Agreement (Clause 11.4(b)), the Sellers shall not be jointly and severally liable (gesamtschuldnerische Haftung) under or in connection with this Agreement. Each Seller is only liable on a pro rata basis pursuant to its respective Pro Rata Share (Teilschuldnerschaft), except, however, with respect to (i) any specific performance claims for transfer of title to the Sold Shares (Erfüllungsansprüche), (ii) the Sellers Guarantees under Clauses 7.2 and 7.4(b)

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through 7.4(d), (iii) claims under Clause 5.4(b) and (iv) any claims under Clauses 11.1, 11.2, 11.3(c) through 11.3(e) concerning which only the respective Seller in breach shall be exclusively liable subject to the restrictions contained herein (Einzelschuldnerschaft). The Sellers shall not be joint and several creditors (Gesamtgläubiger) with regard to all and any claims they might have under this Agreement against Purchaser or the Purchaser’s Guarantor.

16.3	Form of Amendments
Changes or amendments to this Agreement shall be valid only if made by the Par-ties in writing (schriftliche Form) solely within the meaning of Sec. 126 (1) and (2) BGB, unless notarization or any other specific form is required by mandatory law. This shall also apply to any change of this Section 16.3.

16.4	Invalid Provisions
Should any provision of this Agreement be or held to be wholly or partly invalid, ineffective or unenforceable, this shall not affect the validity, effectiveness or enforceability of the remaining provisions. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced, or to the extent this is not possible, shall be replaced through an agreement in the required form by the Parties, by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any unintended omission in this Agreement. It is the express intent of the Parties that this Clause 16.4 shall not be construed as a mere reversal of burden of proof (Beweislastumkehr) but as a contractual exclusion of Section 139 BGB in its entirety.

16.5	Entire Agreement
This Agreement, including its Schedules, constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall replace any negotiations and understandings, oral or written, heretofore made between the Parties or any of them with respect to the subject matter hereof. Side agreements to this Agreement do not exist.

16.6	Disputes

(a)
Any dispute arising from or in connection with this Agreement, its validity and its consummation shall be finally settled by three arbitrators in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) as applicable at the time when such proceedings are initiated without recourse to the ordinary courts of law. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English, provided however that the Parties shall be entitled to submit written evidence in the German language.

(b)
In the event that mandatory applicable law requires any matter arising from or in connection with this Agreement and its consummation to be decided upon by a court of law, the competent courts in and for Frankfurt am Main, Germany, shall have the exclusive jurisdiction thereupon.

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16.7	Governing Law
This Agreement shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on the Sale of Goods (CISG).

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